LOAN AGREEMENT

by and between

VIRIDESCENT REALTY TRUST, INC.

(“Lender”)

and

LOWELL SR LLC,

(“Borrower”)

dated as of June 29, 2021

LIST OF EXHIBITS

Exhibit A	Legal Description
Exhibit B	Required Repairs
Exhibit C	Amortization Schedule
Exhibit D	Permitted Encumbrances
Exhibit E	Existing Insurance Coverages

LIST OF SCHEDULES

Schedule 3.17	Organizational Chart of Each Loan Party

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of June 29, 2021, by and between LOWELL SR LLC, a California limited liability company, having its principal office at 20 Quail Run Circle, Salinas, California 93907 (together with its successors and assigns, the “Borrower”), and VIRIDESCENT REALTY TRUST, INC., a Maryland real estate investment trust, having an address at c/o Viridescent Capital Partners, 10242 Greenhouse Road, Building 1201, Cypress, Texas 77433 (“Lender”).

RECITALS

Borrower has requested that the Lender make a loan to Borrower in the aggregate principal sum of up to Nine Million Three Hundred Sixty and No/100 Dollars ($9,360,000.00) (the “Loan”) for the purpose of purchasing the Property (hereinafter defined).

Lender is willing to make the Loan, and Borrower is willing to borrow the Loan, on the terms and conditions set forth in this Agreement and the other Loan Documents.

AGREEMENTS

NOW, THEREFORE, Borrower and Lender hereby agree as follows:

ARTICLE I

DEFINITIONS, ACCOUNTING PRINCIPLES, UCC TERMS.

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context hereof shall otherwise indicate:

“Accounts” any rights of Borrower arising from the ownership of the Facility, including, without limitation: (a) all accounts arising from the Lease and/or ownership of the Facility; and (b) all moneys and accounts held by Lender pursuant to this Agreement. Accounts shall include the proceeds thereof (whether cash or non-cash, moveable or immoveable, tangible or intangible) received from the sale, exchange, transfer, collection or other disposition or substitution thereof.

“Affiliate” means, with respect to any Person: (a) each Person that controls, is controlled by or is under common control with such Person; and (b) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, twenty percent (20%) or more of the Stock of such Person.

“Agreement” is defined in this preface to this Agreement.

“Amortization Commencement Date” means the first day of the 13th full calendar month after the Closing Date.

“Assignment of Rents and Leases” means that certain Assignment of Rents and Leases executed by Borrower and Lender of even date herewith, as the same may be amended, restated, replaced, subleased or modified from time to time.

“Borrower” means Lowell SR LLC, a California limited liability company, and its successors and assigns.

“Borrower’s knowledge” means (i) the actual knowledge of Borrower, or (ii) the knowledge a Borrower would have had if a Borrower had made due inquiry regarding the fact or other matter in question as a prudent business person would be expected to make in the management of the Borrower’s business affairs.

“Business” means the cannabis drying, trimming, packaging, extraction and processing to be performed in the Facility in accordance with all Licenses, Permits and Limited Governmental Requirements.

“Business Day” means any day on which banks, savings and loan associations, savings banks, or other financial institutions are generally open for regular banking business in the State of California.

“Claim” is defined in Section 6.10(c).

“Closing Date” means the date on which all or any part of the Loan is disbursed by the Lender to or for the benefit of Borrower, including to any loan escrow funding agent.

“Collateral” means, collectively, all of Borrower’s right, title and interest in and to the Property, Improvements, Equipment, Rents, Accounts, General Intangibles (including the Spence Rd Equity), Instruments, Money, Deposit Accounts, Permits (to the full extent assignable), Reimbursement Contracts, Imposition Deposits, Debt Reserve, and all Proceeds, all whether now owned or hereafter acquired, and including replacements, additions, accessions, substitutions, and products thereof and thereto, all other assets of the Borrower, wherever located, whether now owned or existing or hereafter acquired or arising, together with all proceeds thereof, and all other property of Borrower which is or hereafter may become subject to a Lien in favor of Lender as security for any of the Loan Obligations; notwithstanding anything to the contrary contained herein, the “Collateral” shall not, include, (i) any assets of Borrower over which any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest may not be granted due to (x) the operation of any applicable legal requirements, or (y) any agreement that by its terms would be in breach if it served as security for a debt; (ii) any marijuana or marijuana-related product, including any cannabidiol product; and (iii) all other permits, licenses or agreements issued by or with any other governmental authority related to the operation of marijuana businesses which by their terms prohibit the pledging of interests therein.

“Constituent of Borrower” is defined in Section 9.14(b).

“Debt” means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, including the Exit Fee, any prepayment premium payable pursuant to Section 2.1(c)(iii) together with all interest accrued and unpaid thereon and all other sums owing to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Reserve” is defined in Section 7.3(a).

“Debt Service” means, with respect to any particular period of time, scheduled principal and interest payments due under the Note.

“Default” means the occurrence or existence of any event which, but for the giving of notice or expiration of time or both, would constitute an Event of Default.

“Default Rate” means a per annum rate of interest equal to the lesser of (a) five hundred (500) basis points (i.e., 5.00 percentage points) in excess of Interest Rate, or (ii) the maximum rate of interest which may be collected from Borrower under applicable law.

“Disbursement Date” is the first date on which a Lender disburses any proceeds of the Loan to or for the account of Borrower or to any loan escrow or funding agent.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of the date hereof by and among Borrower, Operator and Guarantor in favor of Lender, as the same may be amended, restated, replaced or modified from time to time.

“Environmental Permit” means any Permit issued under any Hazardous Materials Law with respect to any activities or businesses conducted on or in relation to the Property and/or the Improvements.

“Environmental Reports” is defined in Section 2.4(c)(v).

“Equipment” means all machinery, furniture, furnishings, equipment, computer software and hardware, fixtures (including all heating, air conditioning, plumbing, lighting, communications and elevator fixtures), materials, supplies and other articles of personal property and accessions thereof, renewals and replacements thereof and substitutions therefor, and other property of every kind and nature, tangible or intangible, owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located upon the Facility or the Improvements, or appurtenant thereto, and usable in connection with the present or future operation and occupancy of the Facility and the Improvements.

“Event of Default” means any “Event of Default” as defined in Article VIII hereof.

“Exhibit” means an Exhibit to this Agreement, unless the context refers to another document, and each such Exhibit shall be deemed a part of this Agreement to the same extent as if it were set forth in its entirety wherever reference is made thereto.

“Exit Fee” mean an amount equal to one percent (1.0%) of the outstanding principal balance of the Loan.

“Facility” means the cannabis drying, trimming, packaging, extraction and processing facility located on the Property, as it may now or hereafter exist, together with any other cannabis-related facilities, if any, now or hereafter operated on the Property.

“Facility License” means the license(s) issued to the Operator and Spence Rd to operate the Facility.

“GAAP” means, as in effect from time to time, generally accepted accounting principles consistently applied as promulgated by the American Institute of Certified Public Accountants.

“General Intangibles” means all intangible personal property of Borrower arising out of or connected with the Property or the Facility and all renewals and replacements thereof and substitutions therefor (other than Accounts, Rents, Instruments, Money and Permits), including, without limitation, choses in action, contract rights and other rights to payment of money.

“Governmental Authority” means any board, commission, carrier, intermediary, department or body of any municipal, county, state or federal governmental unit, or any subdivision of any of them, that has or acquires jurisdiction over the Borrower, Operator, Facility, the Property and/or the Improvements or the use, operation or improvement of the Property.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, individually and collectively, Indus Holding Company, a Delaware corporation, and any Loan Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Loan Obligations.

“Guaranty Agreement” means any document evidencing any Guarantee of any portion of the Loan Obligations executed by a Guarantor.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Hazardous Materials Law or regulated under any Hazardous Materials Law.

“Hazardous Materials Laws” means all federal, state, and local laws (including common law), ordinances and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees (including any judicial or administrative interpretations, guidance, directives, policy statements or opinions) in effect now or in the future and including all amendments, that relate to the protection or pollution of the environment or to Hazardous Materials. Hazardous Materials Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, and their state analogs.

“Impositions” and “Imposition Deposits” mean the Impositions and Imposition Deposits defined in the Security Instrument.

“Improvements” means all buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Property, including, but not limited to, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be attached to the Property or said buildings, structures or improvements.

“Indebtedness” means any (a) obligations for borrowed money, (b) obligations, payment for which is being deferred by more than thirty (30) days, representing the deferred purchase price of property other than accounts payable arising in the ordinary course of the business of Borrower, (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from the Accounts and/or real or personal property now or hereafter owned or acquired by Borrower or Operator, and (d) the amount of any other obligation (including obligations under financing leases) which would be shown as a liability on a balance sheet prepared in accordance with GAAP.

“Indemnitees” is defined in Section 6.10(a).

“Instruments” means all instruments, chattel paper, documents or other writings obtained from or in connection with the operation of the Property or the construction and operation of the Facility (including, without limitation, all ledger sheets, computer records and printouts, data bases, programs, books of account, trademarks or trade names, utility contracts, maintenance and service contracts, and files relating thereto).

“Interest Rate” means twelve and one-half percent (12.50%) per annum.

“Late Charge” is defined in Section 2.1(c)(viii).

“Lease Agreement” means that certain Lease Agreement made as of the date hereof by and between the Borrower, as Landlord and the Operator, as Tenant, with respect to the Facility, as the same may be amended, restated, replaced, subleased or modified from time to time.

“Leases” means, individually and collectively, the Lease Agreement, together with any other oral or written leases, subleases, licenses, concessions, occupancy agreement and other agreements for the use or occupancy made or agreed to by, any person or entity and any and all amendments, extensions, renewals, modifications and replacements thereof pertaining to all or any part of the Property, or any possessory interest therein, whether such leases or other agreements have been heretofore or are hereafter made or agreed to.

“Lien” means any voluntary or involuntary mortgage, security deed, deed of trust, lien, pledge, assignment, security interest, title retention agreement, financing lease, levy, execution, seizure, judgment, attachment, garnishment, charge, lien or other encumbrance of any kind, including those contemplated by or permitted in this Agreement and the other Loan Documents.

“Limited Governmental Requirement” means all applicable laws, laws, rules, and regulations and other legal requirements, excluding, however, any U.S. federal laws, statutes, codes, ordinances, decrees, rules or regulations which apply to the cultivation, harvesting, production, trafficking, distribution, processing, extraction, sale and/or possession of cannabis, marijuana or related substances or products containing or relating to the same, including, but not limited to, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 (the “Federal Cannabis Laws”).

“Loan” is defined in the recitals of this Agreement and is evidenced by this Agreement, the Note and other Loan Documents.

“Loan Documents” means, collectively, this Agreement, the Assignment of Rents and Leases, the Note, the Security Instrument, the Pledge Agreement, the Subordination Agreement, the Guaranty Agreement and the Environmental Indemnity Agreement, together with any and all other documents executed by Borrower, any other Loan Party, and Guarantor or others evidencing, securing or otherwise relating to the Loan.

“Loan Obligations” means the aggregate of all principal and interest owing from time to time under the Note and the other Loan Documents and all expenses, charges and other amounts from time to time owing under the Note, this Agreement, or the other Loan Documents and all covenants, agreements and other obligations from time to time owing to, or for the benefit of Lender pursuant to the Loan Documents.

“Loan Party” means Borrower, Guarantor and Operator, individually, and “Loan Parties” means Borrower, Guarantor, and Operator, collectively.

“Material Adverse Effect” means any change, event or development that has caused, or would reasonably be expected to cause, a material adverse change in (i) the value, operations, financial or physical condition of the Property, or (ii) the business, financial condition or results of operations of Borrower or Guarantor and its consolidated subsidiaries, taken as a whole, such that the ability of Borrower (or Guarantor pursuant to the Guaranty Agreement) to repay the Loan has been or would reasonably be expected to be materially impaired.

 “Maturity Date” means June 29, 2026, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Money” means all monies, cash, rights to deposit or savings accounts or other items of legal tender obtained from or for use in connection with the operation of the Property.

“Monthly Principal Payment” is defined in Section 2.1(c)(ii).

“Mortgaged Property” means the Property, the Improvements thereon and all real or personal property owned by the Borrower and encumbered by a Security Instrument, together with all tangible or intangible rights pertaining to the Property and Improvements, as more particularly defined in the Security Instrument as the “Mortgaged Property”.

“Note” means the Promissory Note of even date herewith from Borrower to Lender in the principal amount of the Loan payable by Borrower to the order of Lender, including all schedules, riders, allonges, endorsements, addenda or amendments together with any renewals, replacements, substitutions or extensions thereof.

“Operator” means Cypress Manufacturing Company, a California corporation.

 “Parent” means Lowell Farms Inc., a British Columbia, Canada corporation and the owner of 100% of the outstanding voting stock of Guarantor.

“Patriot Act” is defined in Section 9.14(a).

“Payment Reserves” means the Debt Reserve and any other escrow or reserve fund established pursuant to the Loan Documents.

 “Permits” means all licenses, permits, franchises, certificates of occupancy, consents and other approvals used or necessary in connection with the ownership, operation, use or occupancy of the Property and/or the Facility thereon, including, without limitation, (A) to enable the operation of the Business at the Property in accordance with all State of California and Monterey County Permits (including cannabis Permits), and (B) to facilitate the approval of the transfer of ownership of the Property to Borrower in accordance with applicable State of California and Monterey County law.

“Permitted Encumbrances” means (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) the items specified in Exhibit D; (c) the exceptions (general and specific) and exclusions set forth in the Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Loan Documents do not require to be subordinated to the lien of the Security Instrument; and (f) if the Loan is cross-collateralized with another loan or loans, the lien of the security instrument for such other loan(s), provided that none of such items (a), (b), (d) and (e), individually or in the aggregate, materially interferes with the current use or operation of the Mortgaged Property or the security intended to be provided by the Security Instrument or the Borrower’s ability to pay its obligations when they become due.

“Permitted Transfer” means, any one or a series of Transfers of direct or indirect ownership interests in any Restricted Person and/or Guarantor, so long as (a) such Transfer shall not result in the change of control by Parent of Borrower, Spence Rd, Operator or Guarantor such that the Parent does not control, directly or indirectly, the direction of the management and policies of each of Borrower, Spence Rd, Operator and Guarantor, (b) following such Transfer, each of Borrower, Spence Rd and Operator shall be wholly owned, directly or indirectly, by Guarantor, (c) such Transfer shall not result in any violation, revocation or suspension of any Facility License or any other material Permit necessary to operate the Business, (d) Lender receives at least thirty (30) days’ prior written notice thereof together with an organizational chart reflecting the ownership interests in Borrower, Spence Rd and/or Operator following consummation of such transfer; and (e) to the extent reasonably required by Lender, the assignee of such Transfer satisfiers Lender’s customary “know-your-customer” and anti-money laundering requirements.

“Person” means any natural person, firm, trust, corporation, partnership, limited liability company, trust and any other form of legal entity.

“Pledge Agreement” means that certain Ownership Pledge, Assignment and Security Agreement made as of the date hereof by and between the Borrower and Lender pursuant to which the Spence Rd Equity is being pledged to the Lender as Collateral for the Loan Obligations.

 “Proceeds” means all awards, payments, earnings, royalties, issues, profits, liquidated claims, and proceeds (including proceeds of insurance and condemnation or any conveyance in lieu thereof) from the sale, conversion (whether voluntary or involuntary), exchange, transfer, collection, loss, damage, condemnation, disposition, substitution or replacement of any of the Collateral.

“Prohibited Activities and Conditions” is defined in Section 6.1.

“Property” means the real estate located at 20800 Spence Road, Salinas, California 93908, which is more particularly described in Exhibit A hereto, upon which the Facility is located, and which, concurrent with the Closing Date, will be owned by the Borrower and leased to the Operator pursuant to the Lease Agreement.

 “Purchase Agreement” means that certain Purchase Agreement by and among Borrower, as purchaser, Lowell Farms Inc., a British Columbia corporation, Michael Gregory, C Quadrant LLC, a California limited liability company (“C Quadrant”), AMAG Holdings, LLC, a Wyoming limited liability company (“AMAG” and, together with C Quadrant, “Sellers,” and each, a “Seller”), thereunder, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Remedial Work” is defined in Section 6.8.

“Rents” means all rent and other payments to Borrower of whatever nature from time to time payable pursuant to the Lease Agreement, including deposits (whether for security or otherwise but excluding any resident trust accounts), issues, profits, revenues, royalties, rights, benefits, and income of every nature of and from the Property and the operations conducted or to be conducted thereon.

“Restricted Person” means each of Borrower, Operator and Spence Rd.

“Security Instrument” means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing of even date herewith from Borrower in favor of and for the benefit of Lender and covering the Mortgaged Property described herein as the same may be amended, restated, replaced, subleased or modified from time to time.

“Single Purpose Entity” means a Person which owns no interest or property other than the Property, the Improvements, the Equipment, the Spence Rd Equity and property interests incidental to the foregoing.

“Spence Rd” means 20800 Spence Rd LLC, a California limited liability company.

“Spence Rd Equity” means the outstanding limited liability company interests in Spence Rd.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) in a corporation, limited liability company, partnership or any equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subordination Agreement” means that certain Subordination and Attornment Agreement of even date herewith by and among Borrower, Operator and Lender.

“Survey” is defined in Section 2.4(c).

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Land or the Improvements.

“Term” means the date hereof through the Maturity Date, as the same may be extended, or earlier termination of the Loan.

“Title Policy” is defined in Section 2.4(c).

“Transfer” means the conveyance, assignment, sale, transfer, granting of options with respect to or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) (collectively, “Disposition”), or the creation of a Lien with respect to, all or any portion of any legal or beneficial interest (i) in all or any portion of the Mortgaged Property or any other real or personal property of the Borrower or Spence; (ii) in the Stock of any corporation which is a Restricted Person, a member of a Restricted Person (if the Restricted Person is a limited liability company), a partner of a Restricted Person or, if applicable, a partner of a general partner of a Restricted Person (if the Restricted Person is a limited or general partnership), including any legal or beneficial interest in any constituent limited partner or member of the Restricted Person; (iii) in a Restricted Person (or any trust of which the Restricted Person is a trustee); or (iv) if a Restricted Person is a joint venture, trust, nominee trust, tenancy in common or other unincorporated form of business association or form of ownership interest, in any Person having a direct or indirect legal or beneficial ownership in the Restricted Person, whether directly or through multiple tiers of ownership. The term “Transfer” shall also include, without limitation, the following: (a) an installment sales agreement wherein a Restricted Person agrees to sell the Mortgaged Property or any other real or personal property constituting a portion of the Collateral, or any part thereof or any interest therein, for a price to be paid in installments; (b) an agreement by a Restricted Person leasing all or a substantial part of the Mortgaged Property or any other Collateral to one or more Persons pursuant to a single transaction or related transactions (other than the Lease Agreement), or (c) a sale, assignment or other transfer of, or the grant of a security interest in, a Restricted Person’s right, title and interest in and to the Leases or the Rents; (d) any instrument subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation or other form of multiple ownership or governance; or (e) the issuance of new Stock in any corporation which is a Restricted Person.

Notwithstanding anything to the contrary contained herein, (x) no Disposition of direct or indirect ownership interests in Parent or any direct or indirect subsidiary of Parent (other than a Restricted Person or Guarantor) shall constitute a “Transfer” for purposes of this Agreement or the other Loan Documents; provided that, in connection with any consolidation, merger or sale of all or substantially all of the assets of Parent, (a) Borrower shall have provided Lender with (i) not less than fifteen (15) Business Days’ prior written notice of such consolidation, merger or sale, together with a description thereof, and (ii) such information as is necessary to satisfy Lender’s customary “know-your-customer” requirements for any such transferee, and (b) Borrower, Guarantor and Spence Rd shall execute such documentation as Lender reasonably requires confirming the continued validity and effectiveness of the Loan Documents including, without limitation, any affirmation and/or assumption of the Guaranty and Environmental Indemnity that Lender may reasonably require, (y) neither (a) the creation of a Lien on (i) the Stock or other ownership interests in any Person other than Borrower or Spence Rd or (ii) any assets (other than Stock or other ownership interests in Borrower or Spence Rd) of a Person other than Borrower or Spence Rd, (b) the creation of a Permitted Encumbrance nor (c) the existence or creation of a Lien that is being contested in compliance with Section 5.2 shall constitute a “Transfer” for purposes of this Agreement or the other Loan Documents; and (z) no Disposition of any assets of a Person other than Borrower or Spence Rd (other than Stock or other ownership interests in a Restricted Person) shall constitute a “Transfer” for purposes of this Agreement or the other Loan Documents.

1.2 Singular and Plural Forms. Singular terms shall include the plural forms and vice versa, as applicable, of the terms defined. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All references to a defined term that includes more than one written instrument, document, agreement or thing means and includes each document, agreement or thing encompassed within the defined term.

1.3 UCC Definitions. Terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings, if any, assigned to them by the Uniform Commercial Code in effect in the State of California.

1.4 Accounting Terms. All accounting terms used in this Agreement shall be construed in accordance with GAAP, except as otherwise specified.

1.5 Amendments, Etc. All references to other documents or instruments shall be deemed to refer to such documents or instruments as they may hereafter be extended, renewed, modified, or amended and all replacements and substitutions therefore.

1.6 Laws, Etc. Any reference to a code, act, statute or regulation means that law, code, act, statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor laws, codes, acts, statutes or regulations and any reference to any law, code, act or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE II

TERMS OF THE LOAN

2.1 The Loan. Borrower agrees to borrow the Loan from Lender, and Lender agrees to make the Loan to Borrower, subject to Borrower’s compliance with and observance of the terms, conditions, covenants, and provisions of this Agreement and the other Loan Documents, and Borrower has made the covenants, representations, and warranties herein and therein as a material inducement to Lender to make the Loan.

(a) Loan. On the Closing Date, Lender shall make a Loan to Borrower in the amount of Nine Million Three Hundred Sixty and No/100 Dollars ($9,360,000.00). The proceeds of the Loan shall be used to acquire the Property, to fund the Debt Reserve and to pay closing costs and fees.

(b) Interest.

(i) Except as otherwise provided in this Agreement, the unpaid principal amount of the Loan and any interest not paid within 30 days of the due date, shall bear interest with respect to so much of the principal amount of the Loan outstanding for a calendar month, at the Interest Rate.

(ii) Interest on the unpaid principal amount of the Loan shall be payable monthly in arrears commencing on the first day of the first full calendar month following the calendar month in which the Disbursement Date occurs, and on the first day of each month thereafter until the principal, together with all interest and other charges payable with respect to the Loan, shall be fully paid; and (iii) calculated on the basis of a 360 day year and the actual number of days elapsed. Interest not paid within 30 days after the due date shall accrue like interest as principal and shall be immediately payable.

(iii) All agreements among Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the Loan, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Agreement or any Loan Document exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of the Loan, this Agreement, the other Loan Documents or any other agreement pertaining to the Loan, after timely performance of such provision is due, shall involve exceeding the limit of interest validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance of the Loan and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance of the Loan, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements among Borrower and Lender.

(c) Principal.

(i) Maturity Date. The entire unpaid principal balance of the Loan and all accrued but unpaid interest and all other charges payable with respect to the Loan shall be due and payable on the Maturity Date.

(ii) Installment Payments. On the Amortization Commencement Date and on the first day of each consecutive calendar month thereafter, Borrower shall pay to Lender monthly payments of interest together with monthly payments of principal based on a ten (10) year amortization schedule in accordance with Exhibit C (each a “Monthly Principal Payment”).

(iii) Prepayment. Borrower may repay all or any portion of the Loan without penalty at any time, subject to (i) payment of the Exit Fee as provided for herein, and (ii) any prepayment of any principal amount outstanding under this Note shall be made together with a prepayment premium in the following amount, as applicable:

(A) for any prepayment made during the first (1st) year of the term of the Loan, in amount equal (a) the sum of all interest that otherwise would be due and payable on the full principal amount of this Note during the first (1st) year of the term of the Loan, less (b) accrued interest previously paid by Borrower during the first (1st) year of the term of the Loan;

(B) for any prepayment made during the second (2nd) year of the term of the Loan, four percent (4%) of the principal amount being prepaid; and

(C) for any prepayment made during or after the third (3rd) year of the term of the Loan, two percent (2%) of the principal amount being prepaid. Any partial prepayment shall first be applied to accrued and unpaid interest and then to the outstanding principal balance of the Loan, and no such partial prepayment shall relieve Borrower of the obligation to pay any subsequent installment of principal when due.

(iv) Manner and Time of Payment. All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments by wire transfer to Lender to such account as Lender shall from time to time designate. Payments shall be credited on the Business Day on which immediately available funds are received prior to 5:00 P.M. Eastern Standard Time; payments received after 5:00 P.M. Eastern Standard Time shall be credited to the Loan on the next Business Day. Payments which are by check, which Lender may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Lender, and, with respect to payments by check, such credit shall be provisional (but shall not result in the accrual of interest on any interest payment made by such check) until the item is finally paid by the payor bank.

(v) Application of Payments. Except to the extent otherwise required by law or by the express terms of any other Loan Document, Lender shall apply and credit funds received by Lender pursuant to this Agreement or any other Loan Document as follows: (a) first, to pay, or reimburse Lender for amounts advanced by Lender (other than principal of the Loan) pursuant to any provision of the Loan Documents (including without limitation those fees, charges, costs and expenses described in subsections (vi) and (vii) below, (b) second, to pay any interest earned or accrued, (c) third, to fund any deposits that Borrower may be required by the terms of any Loan Document to make with Lender, including any such deposits to be used to pay the cost of repairing or constructing any improvements, insurance premiums, Taxes, Payment Reserves (if any), and utility charge, (d) fourth, to pay any Late Charges due under this Agreement or any other Loan Document, (e) fifth, to pay any other sums due under the Loan Documents, and (f) sixth, to pay principal outstanding; provided, however, that during the continuance of an Event of Default, Lender shall apply and credit funds in such manner and order of priority as Lender shall determine in Lender’s sole discretion.

(vi) Billing. Lender may submit monthly billings reflecting payments due; provided, however, that any changes in the interest rate which occur between the date of billing and the due date may be reflected in adjustments in the billing for a subsequent month. Neither the failure of Lender to submit a bill, nor any error in any such bill shall excuse Borrower from the obligation to make full payment of all Borrower’s payment obligations when due.

(vii) Default Rate Interest. In the event that any Event of Default shall occur and remaining continuing for a period of 30 days, any unpaid principal, accrued interest, Late Charges and other amounts payable under this Agreement or any other Loan Document shall bear interest, compounded monthly, at the Default Rate; provided, however, that if collection from Borrower of interest at such rate would be contrary to applicable law, then such amounts shall bear interest at the highest rate which may be collected from Borrower under applicable law.

(viii) Late Charge. If any payment (whether of fees, interest or principal but excluding the payment due on the Maturity Date or upon any acceleration of the Loan) is not paid within five (5) Business Days of the date on which the payment is due, Borrower shall pay to Lender in addition to the delinquent payment and without any requirement of notice or demand by Lender except as may be imposed by law, a “Late Charge” equal to five percent (5%) of the amount of the delinquent payment. Late Charges are (a) payable in addition to, and not in limitation of, the Default Rate; (b) intended to compensate Lender for administrative and processing costs incident to late payments; (c) not interest; and (d) not subject to refund or rebate or credit against any other amount due. Borrower expressly acknowledges and agrees that this Late Charges provision is reasonable under the circumstances existing on the date of this Agreement, which it would be extremely difficult and impractical to fix Lender’s actual damages arising out of any late payment and that the Late Charge shall be presumed to be the actual amount of such damages incurred by Lender. In addition, in the event that any loan payment check tendered by Borrower to Lender is not honored upon presentment for demand, Borrower shall pay to Lender upon demand an amount equal to Two Hundred Fifty Dollars ($250.00). No provision in this Agreement (including the provisions for Late Charges and for additional interest on any amounts remaining unpaid after the Maturity Date) shall be construed as in any way excusing Borrower from its obligation to make each payment promptly when due.

2.2 Security for the Loan. The Loan will be evidenced, secured and guaranteed by the Loan Documents.

2.3 Origination Fee; Transaction Costs. On the Closing Date, Borrower shall pay to Lender from the proceeds of the Loan an origination fee in an amount equal to Three Hundred Sixty Thousand Dollars ($360,000.00); and Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, physical condition reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other third party out of pocket expenses incurred in connection with the origination of the Loan. The origination fee shall be deemed to be fully earned upon the earlier to occur of (a) issuance of any commitment letter, or (b) the Closing Date, and shall be non-refundable upon payment.

2.4 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

(a) Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower and other Loan Parties, as applicable, contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

(b) Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

(c) Delivery of Loan Documents; Title Insurance; Reports; Leases.

(i) Security Instrument, Assignment of Leases. Lender shall have received from Borrower and Operator, as applicable, fully executed and acknowledged counterparts of the Security Instrument, the Subordination Agreement and the Assignment of Leases and evidence that counterparts of the Security Instrument, the Subordination Agreement and Assignment of Leases have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon the Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances. Lender shall have also received from each Loan Party, as applicable, fully executed counterparts of the other Loan Documents.

(ii) Title Insurance. Lender shall have received title insurance policies issued by a title company acceptable to Lender and dated as of the Closing Date, or a commitment to issue a policy with title insurance (either in the form of a commitment or pro forma policy) (the “Title Policy”). The Title Policy shall (i) provide coverage in amounts reasonably satisfactory to Lender, (ii) insure Lender that the Security Instrument creates a valid first priority lien on the Property encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances, (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of the Title Policy have been paid.

(iii) Survey. Lender shall have received a current land survey for the Property, certified to the title company, and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/NSPS Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 2021 or such other standard as Lender may approve in its sole discretion (the “Survey”). The Survey shall reflect the same legal description contained in the Title Policy and shall include, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a certification for the Survey in form and substance reasonably acceptable to Lender.

(iv) Insurance. Lender shall have received valid certificates of insurance and the endorsements related thereto for the policies required pursuant to Section 4.5 hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all insurance premiums then due and owing.

(v) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) (collectively, the “Environmental Reports”) in respect of the Property, in each case reasonably satisfactory in form and substance to Lender.

(vi) Zoning. With respect to the Property, Lender shall have received, at Lender’s option, letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws, in substance reasonably satisfactory to Lender.

(vii) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender have a valid and perfected first priority Lien as of the Closing Date with respect to the Security Instrument on the Property, subject only to applicable Permitted Encumbrances, and Lender shall have received reasonably satisfactory evidence thereof.

(viii) Flood Certificates. Lender shall have received a Flood Determination Certificate reasonably satisfactory to Lender.

(d) Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

(e) Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by each applicable Loan Party of all organizational documentation related to each Loan Party and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan, execution and delivery of the Loan Documents, as applicable, and incumbency certificates as may be requested by Lender.

(f) Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel with respect to the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.

(g) Basic Carrying Costs. Borrower (or other Persons) shall have paid all basic carrying costs relating to the Property which are in arrears, if any, including without limitation, (i) accrued but unpaid insurance premiums, (ii) currently due Taxes (including any in arrears) and (iii) currently due other charges, which amounts shall be funded with proceeds of the Loan.

(h) Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

(i) Payments. All Payment Reserves, payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

(j) Intentionally Omitted.

(k) Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of any Loan Party or the Property since the date of the most recent financial statements delivered to Lender. The income and expenses of the Property, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. No Loan Party nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

(l) Lease. Lender shall have received a fully executed copy of the Lease Agreement, which shall be satisfactory in form and substance to Lender.

(m) Tenant Estoppels. Lender shall have received an executed estoppel letter, which shall be in form and substance satisfactory to Lender, from Operator under the Lease Agreement.

(n) Subordination and Attornment. Lender shall have received appropriate instruments acceptable to Lender subordinating the Lease Agreement designated by Lender to the Security Instrument. Lender shall have received an agreement to attorn to Lender satisfactory to Lender from any tenant under a Lease that does not provide for such attornment by its terms.

(o) Tax Lot. Lender shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

(p) Physical Condition Reports. Lender shall have received physical condition reports with respect to the Property, which reports shall be reasonably satisfactory in form and substance to Lender.

(q) Intentionally Omitted.

(r) Appraisal. Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

(s) Acquisition. The acquisition of the Property, the Facility and related assets shall have been completed and consummated as contemplated by the Purchase Agreement, all on terms and conditions reasonably satisfactory to Lender.

(t) Intentionally Omitted.

(u) Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

ARTICLE III

BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to make the Loan to Borrower, Borrower represents and warrants to Lender as follows:

3.1 Existence, Power and Qualification. Borrower is a duly organized and validly existing limited liability company, has the power to own or lease its properties and to carry on its business as is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes qualification necessary. Operator is a duly organized and validly existing corporation, has the power to own or lease its properties and to carry on the Business, and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes its qualification necessary.

3.2 Power and Authority. Borrower has full power and authority to borrow the Indebtedness evidenced by the Note and to incur the Loan Obligations provided for herein, all of which have been authorized by all proper and necessary action. All consents, approvals authorizations, orders or filings of or with any court or Governmental Authority, if any, required for the execution, delivery and performance of the Loan Documents by any Loan Party have been obtained or made. Each Loan Party has the full power and authority to incur liabilities and obligations provided for in the respective Loan Documents to which it is a party, all of which have been authorized by all proper and necessary action. All consents, approvals authorizations, orders or filings of or with any court or Governmental Authority, if any, required for the execution, delivery and performance of the Loan Documents by each Loan Party have been obtained or made.

3.3 Due Execution and Enforcement. Each of the Loan Documents to which a Loan Party is a party constitutes a legal, valid and binding obligation of the Loan Party, enforceable in accordance with its respective terms (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) and does not violate, conflict with, or constitute any default under any law, government regulation, decree, judgment, the Loan Party’s articles of organization or incorporation, partnership agreement/operating agreement or by-laws, as applicable, or any other material agreement or instrument binding upon the Loan Party. There is no valid offset, defense, counterclaim or right of rescission available to Borrower with respect to any of the Loan Documents.

3.4 Single Purpose Entity. Borrower is a Single Purpose Entity.

3.5 Pending Matters.

(A) Operations; Financial Condition. No action or investigation is pending or, to Borrower’s knowledge, threatened before or by any court or administrative agency which could reasonably be expected to result in any material adverse change in the financial condition, operations of a Loan Party. No Loan Party, to its knowledge, is in violation of any agreement, the violation of which could reasonably be expected to have a material adverse effect on its business or assets. No Loan Party, to its knowledge, is in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which it is subject.

(B) Property Improvements. There are no proceedings pending or, to Borrower's knowledge, threatened in writing to acquire through the exercise of any power of condemnation, eminent domain or similar proceedings any part of the Property, the Improvements or any interest therein, or to enjoin or similarly prevent or restrict the use of the Property or the operation of any of the Facility in any material manner. None of the Improvements is subject to any unrepaired casualty or other damage.

3.6 Financial Statements Accurate. All financial statements heretofore or hereafter provided by or on behalf of each Loan Party are and will be true and complete in all material respects as of their respective dates and fairly present in all material respects the respective financial condition of such Loan Party as of such date, and there are no material liabilities, direct or indirect, fixed or contingent, as of the respective dates of such statements that would be required to be reflected therein or in the notes thereto under GAAP and which are not reflected therein or in the notes thereto or in a written certificate delivered with such statements. The financial statements of each Loan Party have been and will be prepared in accordance with GAAP. There has been no material adverse change in the financial condition, or operations of any Loan Party since the dates of such statements previously delivered except as fully disclosed in writing with the delivery of such statements. All financial statements of the operations of the Facility hereafter provided to Lender will be true and complete in all material respects as of their respective dates, and to Borrower’s knowledge, all such financial statements provided to Lender shall be true and correct in all material respects.

3.7 Compliance with Facility Laws.

(a) Borrower, Spence Rd and Operator, as applicable, are the lawful holders of all Permits for the Facility, all of which (i) are in full force and effect; (ii) constitute all of the Permits required for the use, operation and occupancy thereof; (iii) have not been pledged as collateral for any other loan or Indebtedness; (iv) are held free from restrictions or any encumbrance which would materially adversely affect the use or operation of the Facility; and (v) are not provisional, probationary or restricted in any way.

(b) To Borrower’s knowledge after due inquiry, Borrower Operator and the operation of the Facility and the Business are in compliance in all material respects with the applicable Limited Governmental Requirements. No waivers of any laws, rules, regulations, or requirements are required for the Facility to operate as a cannabis drying, trimming, packaging and processing facility.

3.8 Governmental Proceedings and Notices. Loan Parties have received no notice of, and to Borrower’s knowledge, neither Borrower, the Operator nor the Facility is currently the subject of any proceeding by any Governmental Authority and no written notice of any violation has been received from a Governmental Authority that would, directly or indirectly, or with the passage of time, (i) have a material adverse impact on Operator’s ability to operate the Business, or (ii) modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Permits.

3.9 Pledges of Accounts. Borrower has not pledged its Accounts as collateral security for any loan or Indebtedness other than the Loan.

3.10 Payment of Taxes and Property Impositions. Each Loan Party has filed all federal, state, and local tax returns which it is required to file and has paid, or made adequate provision for the payment of, all taxes which are shown pursuant to such returns or are required to be shown thereon or to assessments received by any Loan Party. All such returns are complete and accurate in all respects. Borrower has paid or made adequate provision for the payment of all applicable Taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewer charges) and ground rents (if applicable) due with respect to the Property.

3.11 Title to Collateral. Borrower has good and marketable title to the Mortgaged Property described in the Security Instrument executed by Borrower and all of the other Collateral, subject to no lien, mortgage, pledge, encroachment, zoning violation, or encumbrance, except Permitted Encumbrances. There are no senior, pari passu or junior mortgages or mortgage liens encumbering the Property or any portion thereof other than the Security Instrument and other than such liens that will be released at the Closing. No rights exist which under law could give rise to any lien that would be prior to or equal with the lien of the Security Instrument.

3.12 Priority of Mortgage. The Security Instrument constitutes a legal, valid and enforceable first lien against the Borrower’s fee interest in the Mortgaged Property in the principal amount of the Loan, prior to all other liens or encumbrances, including those which may hereafter accrue, excepting only Permitted Encumbrances and other than such liens that will be released at the Closing. The Security Instrument and the other Loan Documents establish and create a valid and enforceable lien on the property described therein. There are no subordinate mortgages or junior liens encumbering the Mortgaged Property. There is no mezzanine debt related to the Mortgaged Property. The Assignment of Rents and Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property. The Pledge Agreement creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, the Spence Rd Equity. The enforceability of the Security Instrument, the Assignment of Lease and the Pledge Agreement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. No person other than Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with Lender’s interest therein.

3.13 Location of Chief Executive Offices. The location of Borrower’s principal place of business and chief executive office is 20800 Spence Road, Salinas, California 93908 and the location of each other Loan Party’s principal place of business and chief executive office is 20 Quail Run Circle, Salinas, California 93907.

3.14 Disclosure. All information furnished or to be furnished by a Loan Party to Lender in connection with the Loan or any of the Loan Documents, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to provide Lender with true and accurate knowledge of the requested information.

3.15 Trade Names. No Loan Party has changed its legal name, been known by any other name or been a party to a merger, reorganization or similar transaction within the last five (5) years.

3.16 ERISA. Borrower is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.17 Ownership. The record ownership of each Loan Party is correctly and accurately set forth on Schedule 3.17.

3.18 Intentionally Omitted.

3.19 Bankruptcy. Neither the Mortgaged Property, nor any portion thereof, is the subject of, and none of Borrower, Operator or Guarantor is a debtor in, any state or federal bankruptcy, insolvency or similar proceeding. Each Loan Party is solvent for purposes of 11 U.S.C. §548, and the borrowing of the Loan will not render any Loan Party insolvent for purposes of 11 U.S.C. §548.

3.20 Lease Agreement. The Lease Agreement (a) is in full force and effect and there are no defaults (either monetary or non-monetary) by the Borrower or Operator thereunder; (b) has a term extending for not less than five (5) years following the Closing Date; and (c) provides for an annual aggregate triple net rent of no less than the sum of 1.00 times Debt Service plus annual real estate property taxes and annual property insurance.

3.21 Other Indebtedness. Borrower has no outstanding Indebtedness, secured or unsecured, direct or contingent (including any guaranties), other than: (a) the Loan, and (c) Indebtedness which represents trade payables or accrued expenses incurred in the ordinary course of business of owning and operating the Property. No other Indebtedness will be secured (senior, subordinate or pari passu) by the Property.

3.22 Other Obligations. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower is a party or by which Borrower or the Property or other Collateral is otherwise bound, other than obligations incurred in the ordinary course of the operation of the Property, other than obligations under the Security Instrument and the other Loan Documents.

3.23 Fraudulent Conveyances. Borrower: (a) has not entered into this Agreement or any of the other Loan Documents with the actual intent to hinder, delay, or defraud any creditor; and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and mature. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

3.24 Fixtures, Furniture and Equipment. Borrower, Operator or Spence Rd owns or leases the fixtures and Equipment required by all state and federal laws and regulations for the operation of the Property.

3.25 Sole Purpose. Borrower warrants, represents and agrees that Borrower is a single purpose entity that has not engaged in any business other than the acquisition and leasing and the operation of the Facility.

3.26 Use of Loan Proceeds. The proceeds of the Loan shall be used to acquire the Property, to fund the Debt Reserve and to pay closing costs and fees pursuant to the terms and conditions set forth herein.

3.27 Intentionally Omitted.

3.28 Other Proceedings. There is no pending, filed or, to Borrower's knowledge, threatened action, suit or proceeding, arbitration or, to the Borrower’s knowledge, governmental investigation involving Borrower, Operator, Guarantor, Spence Rd or the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Security Instrument, (c) Borrower’s ability to perform under the Loan Documents, (d) Guarantor’s ability to perform under the Loan Documents to which it is a party, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Loan Documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service the Loan, or (h) the current principal use of the Mortgaged Property.

3.29 Access. The Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property.

3.30 Encroachments. Based solely on the Survey and the Title Policy, all material Improvements are within the boundaries of the Property, except encroachments that do not materially and adversely affect the value or current use of the Mortgaged Property, after taking into account any applicable provisions of the Title Policy. No improvements on adjoining parcels encroach onto the Property except for encroachments that do not materially and adversely affect the value or current use of the Mortgaged Property, after taking into account any applicable provisions of the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of the Mortgaged Property after taking into account any applicable provisions of the Title Policy.

ARTICLE IV

AFFIRMATIVE COVENANTS OF BORROWER

Borrower agrees with and covenants unto Lender that until the Loan Obligations have been paid in full:

4.1 Payment of Loan/Performance of Loan Obligations. Borrower shall duly and punctually pay or cause to be paid the principal and interest of the Note in accordance with its terms and duly and punctually pay and perform or cause to be paid or performed all Loan Obligations hereunder and under the other Loan Documents.

4.2 Maintenance of Existence. Borrower shall maintain its existence as a limited liability company and shall cause each of Operator and Spence Rd to maintain its existence as a limited liability company, and Borrower shall maintain its qualification to do business and cause each of Operator and Spence Rd to maintain its qualification to do business in the jurisdiction in which the Mortgaged Property is located and in each other jurisdiction in which the character of the property owned by either of them or in which the transaction of its business makes qualification necessary.

4.3 Maintenance of Single Purpose. Borrower shall maintain its existence as a Single Purpose Entity.

4.4 Accrual and Payment of Taxes. During each fiscal year, Borrower shall make, and shall cause Operator and Spence Rd to make, accurate provision for the payment of all current tax liabilities of all kinds, including, without limitation, federal and state income taxes, franchise taxes, payroll taxes and Taxes, all required withholding of income taxes of employees, and pay the same prior to delinquency.

4.5 Insurance. Borrower shall maintain, or cause Operator to maintain, the following insurance coverages with respect to the Property, the Improvements and the Facility thereon:

(a) Insurance against loss or damage by fire, casualty and other hazards as now are or subsequently may be covered by a comprehensive “all risk” policy or a policy covering “special” causes of loss, with such endorsements as are customarily required by institutional lenders of similar properties similarly situated, including, without limitation, building ordinance or law, demolition, incurred cost of construction, lightning, windstorm, civil commotion, hail, riot, strike, water damage, sprinkler leakage, collapse, malicious mischief, explosion, smoke, aircraft, vehicles, vandalism, falling objects and weight of snow, ice or sleet, and covering the Facility in an amount equal to one hundred percent (100%) of the full insurable replacement value of the Facility (exclusive of footings and foundations below the lowest basement floor) without deduction for depreciation. The determination of the replacement cost amount shall be determined by the “Insurable Value” or “Cost Approach to Value” as reflected in an appraisal, with a waiver of depreciation, and shall be adjusted annually to comply with the requirements of the insurer issuing the coverage, or as may be determined to be reasonably required by Lender, and, unless the insurance required by this paragraph shall be effected by blanket and/or umbrella policies in accordance with the requirements of this Agreement, the policy shall include inflation guard coverage that ensures that the policy limits will be increased over time to reflect the effect of inflation. Each policy shall, subject to Lender’s reasonable approval, contain: (i) a replacement cost endorsement, without deduction for depreciation; (ii) either an agreed amount endorsement or a waiver of any co-insurance provisions; and (iii) an ordinance or law coverage or enforcement endorsement if the Improvements or the use of the Property constitutes any legal nonconforming structures or uses, and shall provide for reasonable deductibles.

(b) Commercial general liability insurance under a policy containing “Comprehensive General Liability Form” of coverage (or a comparably worded form of coverage) and the “Broad Form CGL” endorsement (or a policy which otherwise incorporates the language of such endorsement), providing coverage on an occurrence (or “claims made”) basis, which policy shall include, without limitation, coverage against claims for personal injury, bodily injury, death and property damage liability with respect to the Facility and the operations related thereto, whether on or off the Property, and the following coverages: Product Liability/Completed Operations; Broad Form Contractual Liability, Independent Contractor, Personal Injury and Advertising Injury Protection, Broad Form Cross Suits Liability Endorsement, where applicable, hired and non-owned automobile coverage (including rented and leased vehicles), and, if any alcoholic beverages shall be sold, manufactured or distributed in the Facility, liquor liability coverage, all of which shall be in such amounts not less than One Million Dollars ($1,000,000) per occurrence, Three Million Dollars ($3,000,000) in the aggregate. The deductible amount shall not exceed $50,000 per occurrence. Such liability policy shall delete the contractual exclusion under the personal injury coverage, if possible, and if available, shall include the following endorsements: Notice of Accident, Knowledge of Occurrence, and Unintentional Error and Omission.

(c) Professional liability insurance coverage for the Facility combined in an amount equal to One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, with each deductible not to exceed $100,000 in the aggregate.

(d) Loss of rents insurance for the Property: (i) covering the same perils of loss as are required to be covered by the property insurance required under Section 4.5(a) above; (ii) in an amount of 100% of the gross rental income of the Facility for a period of twelve (12) months as projected by Borrower to the reasonably satisfaction of Lender, containing a 180-day extended period of indemnity endorsement; (iii) including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Borrower, Lender and any other insured thereunder from being a co-insurer; and (iv) providing that any covered loss thereunder shall be payable to Lender.

(e) During the period of any new construction on the Property, a so-called “Builder’s All-Risk Completed Value” or “Course of Construction” insurance policy in non-reporting form for any improvements under construction, including, without limitation, for demolition and increased cost of construction or renovation, in an amount equal the amount of the general contract plus the value of any existing trust note for improvements and materials stored on or off the real property, including “soft cost” coverage, and Workers’ Compensation Insurance covering all persons engaged in such construction, in an amount at least equal to the minimum required by law. In addition, each contractor and subcontractor shall be required to provide Lender with a certificate of insurance for (i) workers’ compensation insurance covering all persons engaged by such contractor or subcontractor in such construction in an amount at least equal to the minimum required by law, and (ii) general liability insurance showing minimum limits of at least Five Million Dollars ($5,000,000), including coverage for products and completed operations. Each contractor and subcontractor also shall cover Borrower and Lender as an additional insured under such liability policy and shall indemnify and hold Borrower and Lender harmless from and against any and all claims, damages, liabilities, costs and expenses arising out of, relating to or otherwise in connection with its performance of such construction.

(f) If the Facility contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost thereof, which policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown covered thereunder.

(g) Flood Hazard insurance, in the maximum amount allowable by law, if any portion of the Improvements is located in a federally designated “special flood hazard area” and in which flood insurance is available. In lieu thereof, Lender will accept proof, satisfactory to it in its sole discretion, that the improvements are not within the boundaries of a designated “special flood hazard area.”

(h) Workers’ compensation insurance or other similar insurance which may be required by governmental authorities or applicable legal requirements in an amount at least equal to the minimum required by law.

(i) Intentionally omitted.

(j) Additional Requirements/Provisions:

(i) Borrower is required to provide Lender with original renewals or replacements of such insurance policies or certificates during the Term of the Loan.

(ii)  If the Facility is located in a seismically active area or an area prone to geologic instability and mine subsidence, Lender may require an inspection by a qualified structural or geological engineer satisfactory to Lender, and at Borrower’s expense. The Facility must be structurally and geologically sound and capable of withstanding normal seismic activity or geological movement. Lender reserves the right to require earthquake insurance or Maximum Probable Loss insurance on a case-by-case basis based upon the reasonable recommendations of such engineer.

(iii) All insurance policies shall have a term of not less than one (1) year and shall be in the form and amount and with deductibles as, from time to time, shall be reasonably acceptable to Lender. Except for the insurance coverage pursuant to Section 4.5(c) above, all insurance coverages apply to the Property and Facility separately. All such policies shall be primary, provide for loss payable solely to Lender and shall contain a standard “non-contributory mortgagee” endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower and notwithstanding: (i) occupancy or use of the Facility for purposes more hazardous than those permitted by the terms of such policy; (ii) any foreclosure or other action taken by Lender pursuant to the Security Instrument upon the occurrence of an Event of Default thereunder; or (iii) any change in title or ownership of the Facility.

(iv) All insurance policies must be written by a licensed insurance carrier in the State in which the Facility is located and that has a long-term senior debt rating of at least “A-VIII” by Standard & Poor’s Rating Service.

(v) All liability insurance policies must name “Viridescent Realty Trust, Inc., and its successors and/or assigns as their interests may appear” as additional insureds, and all property insurance policies (including those provided for in 4.5(a), (d), (e), (f), (g) and (i) as applicable) must name “Viridescent Realty Trust, Inc., and its successors and/or assigns as their interests may appear” as the named mortgage holder entitled to all insurance proceeds as loss payee. Lender shall have the right, without Borrower’s consent, by notice to the insurance company and to Borrower, to change the additional insured and named mortgagee endorsements in connection with any sale, assignment or other transfer of the Loan.

(vi) All insurance policies for the above required insurance must provide for thirty (30) days prior written notice of cancellation to Lender.

(vii) Policies or binders, together with the evidence of the above required insurance on ACORD Form 27 or its equivalent, must be submitted to Lender prior to setting the interest rate on the Loan. Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Section 4.5. If the limits of any policy required hereunder are reduced or eliminated due to a covered loss, Borrower shall pay the additional premium, if any, in order to have the original limits of insurance reinstated, or Borrower shall purchase new insurance in the same type and amount that existed immediately prior to the loss.

(viii) If Borrower fails to maintain and deliver to Lender the original policies or certificates of insurance required by this Agreement, Lender may, at its option and following five (5) days' prior written notice to Borrower, procure such insurance and Borrower shall pay or, as the case may be, reimburse Lender for, all premiums thereon promptly, upon demand by Lender, with interest thereon from the date paid by Lender to the date of repayment and such sum shall constitute a part of the Loan Obligations.

(ix) The insurance required by this Agreement may, at the option of Borrower, be effected by blanket and/or umbrella policies issued to Borrower or to an Affiliate of Borrower covering the Facility and the properties of such Affiliate; provided that, in each case, the policies otherwise comply with the provisions of this Agreement and allocate to the Facility, from time to time, the coverage specified by this Agreement, without possibility of reduction or coinsurance by reason of, or damage to, any other property (real or personal) named therein. If the insurance required by this Agreement shall be effected by any such blanket or umbrella policies, Borrower shall furnish to Lender original policies or certified copies thereof, with schedules attached thereto showing the amount of the insurance provided under such policies which is applicable to the Facility.

(x) Neither Lender nor its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Agreement; it being understood that: (i) Borrower shall look solely to its insurance company for the recovery of such loss or damage; (ii) such insurance company shall have no rights of subrogation against Lender or any of its agents or employees; and (iii) Borrower shall use its best efforts to procure from such insurance company a waiver of subrogation rights against Lender. If, however, such insurance policies do not provide for a waiver of subrogation rights against Lender (whether because such a waiver is unavailable or otherwise), then Borrower hereby agrees, to the extent permitted by law and to the extent not prohibited by such insurance policies, to waive its rights of recovery, if any, against Lender and each of its agents and employees, whether resulting from any damage to the Facility, any liability claim in connection with the Facility or otherwise. If any such insurance policy shall prohibit Borrower from waiving such claims, then Borrower must obtain from such insurance company a waiver of subrogation rights against Lender.

(k) Lender agrees that Lender shall make the net proceeds of insurance or condemnation (after payment of Lender’s reasonable costs and expenses) available to Borrower for Borrower’s repair, restoration and replacement of the Improvements and Equipment damaged or taken on the following terms and subject to Borrower’s satisfaction of the following conditions:

(i) Omitted;

(ii) At the time of such loss or damage and at all times thereafter while Lender is holding any portion of such proceeds, there shall exist no Default or Event of Default;

(iii) The Improvements and Equipment for which loss or damage has resulted shall be capable of being restored to its preexisting condition and utility in all material respects with a value equal to or greater than that which existed prior to such loss or damage and such restoration shall be capable of being completed prior the original Maturity Date of the Loan;

(iv) Within thirty (30) days from the date of such loss or damage Borrower shall have given Lender a written notice electing to have the proceeds applied for such purpose;

(v) Within sixty (60) days following the date of notice under the preceding subparagraph 4.5(k)(iv) and prior to any proceeds being disbursed to Borrower, Borrower shall have provided to Lender all of the following:

(A) complete plans and specifications for restoration, repair and replacement of the Improvements and Equipment damaged to the condition, utility and value required by Section 4.5(k)(iii) above;

(B) if loss or damage exceeds $250,000, if reasonably available, fixed-price or guaranteed maximum cost bonded construction contracts for completion of the repair and restoration work in accordance with such plans and specifications;

(C) if required by Lender, builder’s risk insurance for the full cost of construction with Lender named under a standard mortgagee loss-payable clause;

(D) such additional funds as in Lender’s reasonable opinion are necessary to complete such repair, restoration and replacement; and

(E) copies of all permits and licenses, if any, necessary to complete the work in accordance with the plans and specifications;

(vi) Lender may, at Borrower’s expense, retain an independent inspector to review and approve plans and specifications and completed construction and to approve all requests for disbursement, which approvals shall be conditions precedent to release of proceeds as work progresses;

(vii) No portion of such proceeds shall be made available by Lender for architectural reviews or for any other purposes which are not directly attributable to the cost of repairing, restoring or replacing the Improvements and Equipment for which a loss or damage has occurred unless the same are covered by such insurance;

(viii) Borrower shall diligently pursue such work and shall complete such work prior to the earlier to occur of the expiration of business interruption insurance or the Maturity Date;

(ix) Omitted;

(x) Each disbursement by Lender of such proceeds and deposits shall be funded only upon receipt of disbursement requests on an AIA G702/703 form (or similar form approved by Lender) signed and certified by Borrower and, if required by the Lender, its architect and general contractor with appropriate invoices and lien waivers as reasonably required by Lender; and

(xi) Lender shall have a first lien and security interest in all building materials and completed repair and restoration work and in all fixtures and equipment acquired with such proceeds, and Borrower shall execute and deliver such mortgages, deeds of trust, security agreements, financing statements and other instruments as Lender shall request to create, evidence, or perfect such lien and security interest.

(xii) In the event and to the extent such insurance proceeds are not required or used for the repair, restoration and replacement of the Improvements and Equipment for which a loss or damage has occurred because the conditions set forth herein for such application are otherwise not satisfied, then Lender shall be entitled without notice to or consent from Borrower to apply such proceeds, or the balance thereof, at Lender’s option either (A) to the full or partial payment or prepayment of the Loan Obligations (without premium) in the manner aforesaid, or (B) to the repair, restoration and/or replacement of all or any part of such Improvements and Equipment for which a loss or damage has occurred.

(l) Borrower appoints Lender as Borrower’s attorney-in-fact to cause the issuance of or an endorsement of any insurance policy to bring Borrower into compliance herewith and, as limited above, at Lender’s sole option during the continuance of an Event of Default, to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage covered under any such insurance policy; however, in no event will Lender be liable for failure to collect any amounts payable under any insurance policy.

Notwithstanding anything contained in this Agreement, including, without limitation, this Section 4.5 or elsewhere in any other Loan Document to the contrary, Lender hereby acknowledges that (i) as of the Closing Date, Borrower has obtained the insurance coverages as described on Exhibit E attached hereto (collectively, the “Existing Insurance Coverages”) and (ii) for so long as any portion of the Loan remains outstanding and Lowell SR LLC remains the borrower hereunder, the Existing Insurance Coverages shall satisfy the coverage requirements set forth in this Section 4.5 and otherwise set forth in the Loan Documents. Accordingly, so long as the Borrower maintains the Existing Insurance Coverages in full force and effect, as the same may be modified or amended with the prior written consent of Lender, such consent not to be unreasonably withheld, the insurance requirements relative to the Loan and the Property shall be deemed satisfied. If at any time any of the Existing Insurance Coverages is no longer in effect, then Borrower shall be solely responsible for satisfaction of the insurance requirements of this Section 4.5.

4.6 Financial and Other Information. Borrower shall provide to Lender, and cause the Operator and Guarantor to provide to Lender, at its address set forth in Section 9.7, the following financial statements and information on a continuing basis during the Term of the Loan:

(a) Annual from Parent. Within one hundred twenty (120) days after the end of each calendar year, Borrower shall deliver to Lender financial statements for Parent and its consolidated subsidiaries (including Guarantor, Operator and Borrower) prepared in accordance with Regulation S-X in the form filed by Parent with the Securities and Exchange Commission or, if Parent is not then a U.S. reporting company, prepared in accordance with GAAP. Such financial statements shall include for each such year a (A) balance sheet, (B) statement of income and (C) statement of stockholders equity. Such financial statements shall be manually signed and certified as true and correct by an officer of Parent.

(b) Periodic from Borrower. Within sixty (60) days after the end of each calendar quarter, Borrower shall deliver to Lender unaudited financial statements for Borrower for such calendar quarter. Such financial statements shall include for each such quarter a (A) balance sheet and (B) statement of income. All such financial statements shall be manually signed and certified as true and correct in all material respects by an officer of Borrower.

(c) Periodic from Operator. Within sixty (60) days after the end of each calendar quarter, Operator shall deliver to Lender unaudited financial statements for Operator for such calendar quarter. Such financial statements shall include for each such quarter a (A) balance sheet and (B) statement of income. All such financial statements shall be manually signed and certified as true and correct in all material respects by an officer of Operator.

(d) Annual from Guarantor. Within one hundred twenty (120) days after the end of each calendar year, Borrower shall deliver to Lender unaudited financial statements for such calendar year for the Guarantor (which shall at a minimum include a detailed balance sheet and a detailed statement of net worth). Each such financial statement shall be manually signed and certified as true and correct by an officer of the Guarantor.

(e) Tax Returns. Within fifteen (15) days after the filing deadline (including any applicable extension thereof), as may be extended from time to time, copies of all federal tax returns, if any, of Borrower, Guarantor and Operator, together with all supporting documentation and required schedules.

(f) Insurance Report. As soon as practicable and in any event by the last day of each calendar year, a report in form and substance satisfactory to Lender outlining all material insurance coverage maintained as of the date of such report by the Loan Parties in respect of the Property, and all material insurance coverage planned to be maintained by the Loan Parties with respect to the Property in the immediately succeeding calendar year.

(g) Information Regarding Collateral. Borrower will furnish to Lender prompt written notice 30 days in advance of any change (i) in any Loan Party’s identity or corporate structure, or (ii) in any Loan Party’s Federal Taxpayer Identification Number. Borrower also agrees promptly to notify Lender if Collateral having a value equal to or greater than $250,000 is damaged or destroyed. Further, to the extent not paid by Lender from the Payment Reserves, Borrower agrees to furnish Lender, within one hundred twenty (120) days after the end of each calendar year, evidence of the payment of all property taxes owing in respect of each Property for such calendar year.

(h) Post-Closing Lien Searches. As soon as practicable and in any event within thirty (30) days following the Closing Date, at Borrower’s sole cost expenses, copies of such UCC and real property lien searches as Lender shall determine to be necessary to evidence the perfection and first-priority nature of the security interests granted to Lender pursuant to the Loan Documents.

(i) Other Requirements.

(i) Lender reserves the right to require that the annual financial statements of Parent be audited by a nationally or regionally recognized accounting firm or independent certified public accountant registered with the PCAOB, at its cost and expense, if: (A) an Event of Default exists; or (B) Lender has reasonable grounds to believe that any unaudited annual financial statements do not accurately represent the financial condition of Parent.

(ii) Lender reserves the right to require such other financial information of Borrower or Operator as Lender may reasonably request, and Borrower agrees promptly to provide or to cause to be provided, such information to Lender. All financial statements must be in the form and detail as Lender may from time to time reasonably requests.

4.7 Intentionally Omitted.

4.8 Books and Records. Borrower shall keep and maintain, or cause to be kept and maintained, at all times and upon Lender’s request shall make available, complete and accurate books of account and records (including copies of supporting bills and invoices) adequate to reflect correctly the results of the operation of the Facility, and copies of all written contracts, leases, subleases (if any), and other instruments which affect the Property, which books, records, contracts, leases, subleases (if any) and other instruments shall be subject to examination and inspection at any reasonable time by Lender (upon reasonable advance notice during normal business hours, which for such purposes only may be given orally, except in the case of an emergency or during the continuance of an Event of Default, in which case no advance notice shall be required); provided, however, that if an Event of Default has occurred and is continuing, Borrower shall deliver or cause to be delivered to Lender upon written demand copies of all books, records, contracts, leases and subleases (if any) and other instruments relating to the Facility or its operation, other than such documents required by law to be maintained at the Facility and Borrower authorizes Lender to obtain a credit report on Borrower at any time.

4.9 Payment of Indebtedness. Borrower shall duly and punctually pay or cause to be paid all other Indebtedness now owing or hereafter incurred by Borrower in accordance with the terms of such Indebtedness, except such Indebtedness owing to those Persons other than Lender which is being contested in good faith and with respect to which any execution against properties of Borrower has been effectively stayed and for which reserves or other collateral for the payment and security, as the case may be, thereof have been established as determined by Lender in its reasonable discretion.

4.10 Conduct of Business. Borrower shall conduct, or cause Operator to conduct, the operation of the Facility in accordance with the following:

(A) to operate the Facility in a prudent manner and in compliance, in all material respects, with applicable laws and regulations relating thereto;

(B) to maintain sufficient Equipment of types and quantities at the Facility to enable Operator adequately to perform operations of the Facility;

(C) to keep all Improvements and Equipment located on or used or useful in connection with the Facility in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition; and

(D) to keep all required Permits and insurance coverage current and in full force and effect.

4.11 Intentionally Omitted.

4.12 Financial Covenants. Borrower covenants and agrees that for so long as the Loan or any part thereof is unpaid, the membership interests in Borrower and Spence Rd shall not be pledged for the benefit of any Person other than in favor of Lender.

4.13 Fixtures, Furniture and Equipment. Borrower will cause all fixtures, furniture and equipment at the Facility to be owned by Borrower.

4.14 Intentionally Omitted.

4.15 Updated Appraisals. For so long as the Loan remains outstanding, if any Event of Default shall occur and continue hereunder, or if, in Lender’s reasonable judgment, a material depreciation in the value of the Property shall have occurred, Lender, may cause the Property to be appraised by an appraiser selected by Lender, and in accordance with Lender’s appraisal guidelines and procedures then in effect, and Borrower agrees to cooperate, and to cause Operator to cooperate, in all respects with such appraisals and furnish to the appraisers all reasonably requested information regarding the Property and the Facility. Borrower agrees to pay all reasonable costs incurred by Lender in connection with such appraisal which costs shall be secured by the Security Instrument and, to the extent not paid within 15 days of written demand therefor by Lender, shall accrue interest at the Default Rate until paid.

4.16 Comply with Covenants and Laws. Borrower shall comply and cause Operator to comply, in all material respects, with all applicable covenants and restrictions of record with respect to the Property and all Limited Governmental Requirements.

4.17 Taxes and Other Charges. Subject to Borrower’s right to contest the same as set forth in Section 9(d) of the Security Instrument, Borrower shall pay or cause to be paid all Taxes, assessments, charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might give rise to a Lien against property of Borrower, except Liens to the extent permitted by this Agreement.

4.18 Intentionally Omitted.

4.19 Certificate. Within 10 days after Lender’s written request, Borrower shall furnish Lender with a certificate stating that Borrower has complied with and is in compliance with, in all material respects, all terms, covenants and conditions of the Loan Documents to which Borrower is a party and that, to Borrower's knowledge, there exists no Default or Event of Default or, if such is not the case, that one or more specified events have occurred, and that there has been no Material Adverse Effect since the date of this Agreement.

4.20 Notice of Fees or Penalties. Borrower shall immediately notify Lender, upon Borrower’s knowledge thereof, of the assessment by any state or licensing agency of any fines or penalties against Borrower, Spence Rd, Operator (with respect to Borrower, Spence Rd or the Facility) or the Facility.

4.21 Lease Agreement.

(a) Borrower shall: (i) maintain or cause to be maintained the Lease Agreement, with a term expiring not earlier than five (5) years after the Closing Date, and an annual aggregate triple net rent of no less than the sum of 1.00 times Debt Service plus annual real estate property taxes, annual property insurance, in full force and effect, (ii) timely perform all of its obligations thereunder, (iii) timely enforce the Lease against Operator; (iv) not waive any Operator obligations under the Lease Agreement without the prior written consent of Lender (which consent may be granted or refused in Lender’s sole discretion); and (v) not permit the termination or amendment of the Lease Agreement unless the prior written consent of Lender is first obtained (which consent will not be unreasonably withheld, conditioned or delayed); and

(b) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to direct all payments of rent and other amounts due to Borrower under the Lease to be made directly to Lender; and

(c) In the event that bankruptcy or insolvency proceedings are instituted by or against Operator, Borrower shall (to the extent permitted by the applicable bankruptcy court having jurisdiction over such proceedings), upon written instruction received from Lender, terminate the Lease Agreement with the Operator.

4.22 Intentionally Omitted

4.23 Loan Closing Certification. Upon becoming aware of the same, Borrower shall promptly notify Lender in writing of any (i) condemnation or threatened condemnation of the Property or any material portion thereof, (ii) casualty event that is reasonably likely to involve losses in excess of $250,000 and (iii) any Material Adverse Effect since the date of this Agreement, provided that notification shall not be required pursuant to this Section 4.23 of developments affecting the industry generally in which Guarantor and its consolidated subsidiaries do business or affecting the economy or financial markets as a whole.

4.24 Intentionally Omitted.

4.25 Management. The management of the Facility shall be by Borrower or Operator pursuant to the terms of the Lease Agreement.

4.26 Mortgage Tax. Borrower hereby agrees to pay any and all documentary stamp taxes and intangible taxes which may become due and payable in connection with any of the Security Instrument, together with any fines, penalties, interest or similar charges resulting from the non-payment thereof, whenever the same shall become due and payable, whether upon the recording of the Security Instrument or at any later date. Borrower hereby agrees to indemnify, defend, and hold harmless Lender from and against any and all claims, charges, actions, suits, proceedings, law suits, obligations, losses, damages, expenses or liabilities (joint and/or several) including, without limitation, reasonable attorney’s fees, suffered or incurred by Lender as a result of any assessment by any applicable Governmental Authority with respect to recording fees and expenses, including documentary stamp taxes and intangible taxes, now or at any time hereafter payable with respect to the recording of the Security Instrument; this indemnification shall be a continuing one and shall be unaffected by the fact that the Loan has been repaid in full. Borrower acknowledges that Lender has relied and was entitled to rely upon the agreements set forth in this Section as a material condition precedent to the making of the Loan.

ARTICLE V

NEGATIVE COVENANTS OF BORROWER

Until the Loan Obligations have been paid in full, Borrower shall not, nor shall Borrower suffer, permit, tolerate or allow Spence Rd or, where indicated below, Operator or Guarantor to:

5.1 Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits pertaining to the Facility or the Business, without Lender’s prior written consent, which consent may be granted or refused for any reason or for no reason whatsoever in Lender’s sole and absolute discretion.

5.2 No Liens; Exceptions. Create, incur, assume or suffer to exist any Lien upon or with respect to the Property and Improvements or any of its properties, rights, income or other assets relating thereto, including, without limitation, the Collateral, whether now owned or hereafter acquired, other than the following permitted Liens:

(a) Liens at any time existing in favor of Lender;

(b) Permitted Encumbrances;

(c) Inchoate Liens arising by operation of law for the purchase of labor, services, materials, equipment or supplies (including as a consequence of the Lease Agreement), provided payment shall not be delinquent and, if such Lien is a lien upon any of the Property or Improvements, such Lien must be fully disclosed to Lender and removed from the Property and Improvements, within thirty (30) days of its creation, in a manner satisfactory to Lender; and

(d) Liens incurred in the ordinary course of business (including as a consequence of the Lease Agreement) in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for money borrowed or for credit received with respect to property acquired) entered into in the ordinary course of business as presently conducted or to secure obligations for surety or appeal bonds.

Notwithstanding anything to the contrary contained herein, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements; (c) none of the Collateral, the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (e) to insure the payment of such Liens, Borrower shall deliver to Lender either (i) cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, or (ii) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion; (f) failure to pay such Liens will not subject Lender to any civil or criminal liability; (g) such contest shall not affect the ownership, use or occupancy of the Property; and (h) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in the foregoing clauses (a) through (h).

Without limitation of Section 5.9, Borrower shall not permit Operator to create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral.

5.3 Merger, Consolidation, Etc. Except as otherwise provided in the Security Instrument, consummate or suffer or permit Operator to consummate any merger, consolidation or similar transaction, or sell, assign, lease or otherwise dispose of substantially all of its assets (whether now or hereafter acquired), without the prior written consent of the Lender, which consent may be granted or refused in Lender’s sole discretion, provided that none of the foregoing transactions involving Operator shall require Lender’s consent if the successor is a wholly owned subsidiary of Guarantor and such transaction is in accordance with Limited Governmental Requirements and Borrower, Operator and/or any applicable transferee shall execute such documentation as Lender reasonably requires confirming the continued validity and effectiveness of the Loan Documents to which Borrower or Operator, as applicable, is a party. From and after any such transaction, the successor to Borrower or Operator or transferee of the assets of Borrower or Operator, as the case may be, shall constitute “Borrower” or “Operator,” as applicable, for all purposes hereunder.

5.4 Maintain Single-Purpose Entity Status. As to Borrower and Spence Rd.:

(a) Dissolve or terminate or materially amend, its certificate of incorporation, articles of organization, operating agreement or partnership agreement or by-laws, the terms of which require Borrower or Spence Rd, as applicable, to be a Single-Purpose Entity;

(b) at any time own any encumbered asset other than (a) in the case of Borrower: (i) the Collateral, and (ii) incidental personal property necessary for the operation of the Property and (b) in the case of Spence Rd, holding those certain Permits which are necessary to enable the operation of the Business at the Property in accordance with all State of California and Monterey County Permits (including cannabis Permits);

(c) at any time be engaged directly or indirectly, in any business other than the ownership, management and operation of the applicable assets described in clause (b) above;

(d) incur, create or assume any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than, in the case of Borrower: (i) the Loan, or (ii) Indebtedness which represents trade payables or accrued expenses incurred in the ordinary course of business of owning and operating the Property; none of which shall be secured (senior, subordinate or pari passu) by the Property;

(e) fail to endeavor to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, in each case provided that the foregoing shall not require any direct or indirect equity holder to make any additional capital contributions;

(f) fail to do all things necessary to preserve Borrower’s or Spence Rd’s existence as a Single-Purpose Entity, and will not, nor will it permit any partner, limited or general, member or shareholder thereof, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of organization, operating agreement, articles of incorporation or by-laws in a manner which materially and adversely affects Borrower’s or Spence Rd’s existence as a Single-Purpose Entity;

(g) fail to maintain books and records separate from those of its Affiliates, including its members, general partners or shareholders, as applicable;

(h) fail to at all times hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate thereof, including the general partner or any member or shareholder of the Borrower, Spence Rd or any Affiliate of the general partner or any member or shareholder of the Borrower or Spence Rd, as applicable); or

(i) fail to maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

5.5 Change of Business. Permit to be conducted at the Facility any activities other than cannabis cultivation, drying, trimming, packaging, extraction, manufacturing and processing, and similar cannabis activities.

5.6 Changes in Accounting. Change, or suffer, permit, tolerate or allow Operator to change, its methods of accounting, unless such change is permitted by GAAP, and provided such change is not for the purpose of curing or preventing what would otherwise be an Event of Default or Default had such change not taken place.

5.7 ERISA Funding and Termination. In the event that Borrower becomes the licensed operator of the Facility, permit (a) the funding requirements of ERISA with respect to any employee plan to be less than the minimum required by ERISA at any time, or (b) any employee plan to be subject to involuntary termination proceedings at any time.

5.8 Transactions with Affiliates. Enter into any transaction with a Person which is an Affiliate of Borrower other than (x) in the ordinary course of its business and on fair and reasonable terms no less favorable to Borrower than those they could obtain in a comparable arms-length transaction with a Person not an Affiliate, (y) transactions that do not have a material adverse effect on the Collateral or Lender and (z) the transactions contemplated by the Loan Documents.

5.9 Transfer of Property or any Ownership Interests. Other than any Permitted Transfer(s) in accordance with the terms hereof, which shall not require the prior written consent of Lender, Borrower shall not, without the prior written consent of Lender, permit or suffer any Transfer.

5.10 Change of Use. Alter or change, or suffer, permit, tolerate or allow Operator to alter or change, the use of the Facility (other than a use permitted by Section 5.5). Enter into any management agreement for the Facility or enter into any Lease for the Facility (other than the Lease Agreement), in each case other than with Guarantor or a wholly owned subsidiary of Guarantor, unless Borrower first notifies Lender and provides Lender a copy of the proposed lease agreement or management agreement, obtains Lender’s written consent thereto, and obtains and provides Lender with a subordination agreement in form satisfactory to Lender, as determined by Lender in its sole discretion, from Operator subordinating to all rights of Lender.

5.11 Place of Business. Change, or suffer, permit, tolerate or allow Borrower or Spence Rd to change, its chief executive office or its principal place of business without first giving Lender at least thirty (30) days prior written notice thereof and promptly providing Lender such information and amendatory financing statements as Lender may request in connection therewith.

5.12 Acquisitions. Directly or indirectly, purchase, lease, manage, own, operate, or otherwise acquire any property or other assets (or any interest therein) which are not used in connection with the operation of the Property, Equipment and Improvements or the Facility.

5.13 Dividends, Distributions and Redemptions. As long as any Event of Default exists, or if any Event of Default would result from a distribution, Borrower shall not suffer or permit Guarantor to declare or pay any distributions to its shareholders, members or partners, as applicable, or purchase, redeem, retire, or otherwise acquire for value, any Stock or ownership interests in Guarantor now or hereafter outstanding, return any capital to its shareholders, members or partners as applicable, or make any distribution of assets to its shareholders, members or partners, as applicable, provided that in no event shall (i) the redemption of Class B Common Shares and Class C Common Shares of Guarantor for subordinate voting shares of Parent or (ii) intercompany transfers between Guarantor and Parent to fund expenses of Parent be prohibited by this Section 5.13 so long as Guarantor shall have the financial wherewithal reasonably necessary to perform its obligations under the Loan Documents to which it is a party.

5.14 Conduct of Business. Borrower shall not and shall not permit Operator or Spence Rd to:

(A) Fail to operate the Facility in a prudent manner and in compliance in all material respects with Limited Governmental Requirements and fail to cause all Permits, and any other agreements necessary for the use and operation of the Facility or the Business;

(B) Fail to maintain sufficient Equipment of types and quantities at the Facility to enable Operator adequately to perform operations of the Facility;

(C) Fail to keep all Improvements and Equipment located on or used or useful in connection with the Facility in good repair, working order and condition, reasonable wear and tear excepted, and from time to time and fail to make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition; and

(D) Fail to keep all required Permits and insurance coverage current and in full force and effect.

5.15 Regulated Assets. Notwithstanding anything to the contrary herein, only those authorized to possess and handle marijuana for medical/recreational use pursuant to any law relating to the farming, growth, manufacturing, production, processing, extraction, packaging, sale or distribution of any marijuana or marijuana-related product, including any cannabidiol product, are permitted to possess regulated assets, such as marijuana and marijuana-infused products, without being subject to law enforcement action. Therefore, all such regulated assets are not subject to seizure by Lender or other parties unauthorized to possess them; rather, Lender must seek and obtain approval from the applicable Governmental Authorities, or otherwise comply with the requirements thereof as set forth above, before Lender and/or Lender’s agents and employees during the continuance of an Event of Default may lawfully, in addition to and not in derogation of any remedies from any preceding breach of this Agreement, immediately or at any time thereafter and with process of law enter into upon any areas of the Facility in which cannabis products are sold, processed, stored or manufactured or any part thereof in the name of the whole and repossess the same and expel Borrower or Operator and those claiming through or under Borrower or Operator and remove its and their effects, without prejudice to any remedies which might otherwise be used for arrears of payments due under or with respect to the Loan or prior breach of covenant. Nothing herein shall be construed to permit Lender to possess, sell or otherwise dispose of Lender’s property that is cannabis or cannabis-infused product or any waste product from the processing thereof. If required by applicable Legal Requirements, Lender shall at no time possess keys to any areas of the Facility in which cannabis products are sold, store or manufactured, and shall, at all times during any access to any portion of the Premises in which cannabis products are sold, stored or manufactured, be accompanied by a member of Borrower’s management team.

ARTICLE VI

ENVIRONMENTAL HAZARDS

6.1 Prohibited Activities and Conditions. Borrower shall not cause or permit, or suffer or permit Operator or Spence Rd to cause, permit or suffer, any of the following (other than in the ordinary course of business and to the extent not resulting in a material adverse effect on Borrower, Spence Rd or Operator):

(a) The presence, use, generation, release, treatment, processing, storage (including storage in above ground and underground storage tanks), handling, or disposal of any Hazardous Materials in, on, under, at or from the Property or any Improvements in violation of applicable Hazardous Materials Laws;

(b) The transportation of any Hazardous Materials to, from, or across the Property in violation of applicable Hazardous Materials Laws,

(c) Any occurrence or condition on the Property or in the Improvements or any other property of Borrower that is adjacent to the Property, which occurrence or condition is in violation of Hazardous Materials Laws; or

(d) Any material violation of or noncompliance with the terms of any Environmental Permit with respect to the Property, the Improvements or any property of Borrower that is adjacent to the Property.

The matters described in clauses (a) through (d) above are referred to collectively in this Article VI as “Prohibited Activities and Conditions” and individually as a “Prohibited Activity and Condition.”

6.2 Intentionally Omitted.

6.3 Preventive Action. Borrower shall take all appropriate steps (including the inclusion of appropriate provisions in the Lease Agreement approved by Lender which are executed after the date of this Agreement) to prevent its employees, agents, contractors, tenants and occupants of the Facility from causing or permitting any Prohibited Activities and Conditions.

6.4 Intentionally Omitted.

6.5 Borrower’s Environmental Representations and Warranties. Except as disclosed in the Phase 1 Environmental Report prepared by Rincon Consultants, Inc., dated April 8, 2021 and provided to Lender, Borrower represents and warrants to Lender that:

(a) Borrower has not, to its knowledge, at any time caused or permitted any Prohibited Activities and Conditions;

(b) To Borrower’s knowledge, no Prohibited Activities and Conditions exist with respect to the Facility;

(c) Borrower has complied in all material respects with all Hazardous Materials Laws, including all requirements for notification regarding releases of Hazardous Materials. Without limiting the generality of the foregoing, Borrower has obtained all Environmental Permits required for the operation of the Facility, Property and the Improvements in accordance with Hazardous Materials Laws now in effect and all such Environmental Permits are in full force and effect. To Borrower’s knowledge, no event has occurred or condition exists with respect to the Facility, Property and/or Improvements that constitutes, or with the passing of time or the giving of notice would constitute, material noncompliance with any Hazardous Materials Law or the terms of any Environmental Permit;

(d) There are no actions, suits, claims or proceedings pending or, to Borrower’s knowledge, threatened that involves the Facility, Property and/or the Improvements or allege, arise out of, or relate to any Prohibited Activity and Condition;

(e) Borrower has not received any written complaint, order, notice of violation or other communication from any Governmental Authority with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental matters affecting the Facility, Property, the Improvements or any other property of Borrower that is adjacent to the Property.

6.6 Notice of Certain Events. Borrower shall promptly notify Lender in writing of any and all of the following that may occur:

(a) Borrower’s, Spence Rd’s or Operator’s discovery of any Prohibited Activity and Condition;

(b) Borrower’s, Spence Rd’s or Operator’s receipt of any written complaint, order, notice of violation or other communication from any Governmental Authority or other Person with regard to present, or future alleged violations of Hazardous Materials Law, Prohibited Activities and Conditions or any other materially environmental matters affecting the Property, the Improvements or any other property of Borrower that is adjacent to the Property; and/or

(c) Any such notice given by Borrower shall not relieve Borrower or any other Person of, or result in a waiver of, any obligation under this Agreement, the Note, or any of the other Loan Documents.

6.7 Costs of Inspection. Borrower shall pay promptly the costs of any environmental inspections, tests or audits required by Lender in connection with any foreclosure or deed in lieu of foreclosure, or, if required by Lender, as a condition of Lender’s consent to any “Transfer” (to the extent required hereunder), or required by Lender following a reasonable determination by Lender that Prohibited Activities and Conditions may exist. Any such costs incurred by Lender (including the reasonable fees and out-of-pocket costs of attorneys and technical consultants whether incurred in connection with any judicial or administrative process or otherwise) which Borrower fails to pay promptly shall become an additional part of the Loan Obligations.

6.8 Remedial Work. If any investigation, site monitoring, containment, clean-up, restoration or other remedial work (“Remedial Work”) is necessary to comply with any Hazardous Materials Law or order of any Governmental Authority that has or acquires jurisdiction over the Property, the Improvements or the use, operation or improvement of the Property under any Hazardous Materials Law, Borrower shall, by the earlier of (a) the applicable deadline required by Hazardous Materials Law or (b) thirty (30) days after notice from Lender demanding such action, begin performing the Remedial Work, and thereafter diligently prosecute it to completion, and shall in any event complete such work by the time required by applicable Hazardous Materials Law. If Borrower fails to begin on a timely basis or diligently prosecute any required Remedial Work, Lender may, at its option and after five (5) days' prior written notice, cause the Remedial Work to be completed, in which case Borrower shall reimburse Lender on demand for the cost of doing so. Any reimbursement due from Borrower to Lender shall become part of the Loan Obligations.

6.9 Cooperation with Governmental Authorities. Borrower shall cooperate with any inquiry by any Governmental Authority and shall comply with any governmental or judicial order which arises from any Hazardous Materials Law or any alleged Prohibited Activity and Condition.

6.10 Indemnity.

(a) Borrower and Guarantor shall hold harmless, defend and indemnify: (i) Lender, (ii) omitted; (iii) any subsequent owner or holder of any interest in the Note; (iv) the officers, directors, partners, agents, shareholders, employees and trustees of any of the foregoing; and (iv) the heirs, legal representatives, successors and assigns of each of the foregoing (together, the “Indemnitees”) against all proceedings, claims, damages (excluding punitive, consequential, indirect or special damages except to the extent actually awarded in favor of a third party), losses, liabilities, expenses, penalties, costs, fines, encumbrances, liens, judgments, assessments, obligations or settlement payments (whether initiated or sought by any Governmental Authority or private parties), including reasonable fees and expenses of attorneys, expert witnesses and Remedial Work, whether incurred in connection with any judicial or administrative process or otherwise, arising directly or indirectly from any of the following:

(A) Any breach of any representation or warranty of Borrower or any other Loan Party, as applicable, in this Article VI or the Environmental Indemnity Agreement;

(B) Any failure by Borrower or any other Loan Party, as applicable, to perform any of their obligations under this Article VI or the Environmental Indemnity Agreement;

(C) The existence or alleged existence of any Prohibited Activity and Condition;

(D) The presence or alleged presence of Hazardous Materials in, on, around or under the Property, the Improvements or any property of Borrower that is adjacent to the Property; or

(E) Compliance with or actual or alleged violation of any Hazardous Materials Law.

(b) Counsel selected by Borrower to defend Indemnitees shall be subject to the reasonable approval of those Indemnitees, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything contained herein, any Indemnitee may elect to defend any claim or legal or administrative proceeding at the Borrower’s expense if such Indemnitee has reason to believe that its interests are not being adequately represented or diverge from other interests being represented by such counsel (but Borrower shall be obligated to bear the expense of at most only one such separate counsel). Nothing contained herein shall prevent an Indemnitee from employing separate counsel in any such action at any time and participating in the defense thereof at its own expense.

(c) Borrower shall not, without the prior written consent of those Indemnitees who are named as parties to a claim or legal or administrative proceeding (a “Claim”) settle or compromise the Claim if the settlement (i) does not include as an unconditional term the delivery by the claimant or plaintiff to Lender of a written release of those Indemnitees, reasonably satisfactory in form and substance to Lender; or (ii) would reasonably be expected to materially and adversely affect any Indemnitee, as determined by such Indemnitee in its sole but reasonable discretion.

(d) The liability of Borrower to indemnify the Indemnitees shall not be limited or impaired by any of the following, or by any failure of Borrower or any other Loan Party to receive notice of or consideration for any of the following:

(i) Any amendment or modification of any Loan Document;

(ii) Any extensions of time for performance required by any of the Loan Documents;

(iii) The accuracy or inaccuracy of any representations and warranties made by Borrower under this Agreement or any other Loan Document;

(iv) The release of Borrower or any other Person, by Lender or by operation of law, from performance of any obligation under any of the Loan Documents; and

(v) The release or substitution in whole or in part of any security for the Loan Obligations.

(e) Borrower shall, at its own cost and expense, do all of the following:

(i) Pay or satisfy any judgment or decree that may be entered against any Indemnitee or Indemnitees in any legal or administrative proceeding incident to any matters against which Indemnitees are entitled to be indemnified under this Article VI or the Environmental Indemnity Agreement;

(ii) Reimburse Indemnitees for any expenses paid or incurred in connection with any matters against which Indemnitees are entitled to be indemnified under this Article VI or the Environmental Indemnity Agreement; and

(iii) Reimburse Indemnitees for any and all expenses, including reasonable fees and costs of attorneys and expert witnesses, paid or incurred in connection with the enforcement by Indemnitees of their rights under this Article VI or the Environmental Indemnity Agreement, or, except as otherwise provided herein, in monitoring and participating in any legal or administrative proceeding.

(f) n any circumstances in which the Lender employs in accordance with Section 6.10(b) its own separate legal counsel and consultants to prosecute, defend or negotiate any Claim or legal or administrative proceeding and Lender, with the prior written consent of Borrower (which shall not be unreasonably withheld, delayed or conditioned) may settle or compromise any Claim or legal or administrative proceeding. Borrower shall reimburse Lender upon demand for all costs and expenses incurred by Lender, including all costs of settlements entered into in good faith, and the fees and out of pocket expenses of such attorneys and consultants.

(g) The provisions of this Article VI shall be in addition to any and all other obligations and liabilities that Borrower may have under the applicable law or under the other Loan Documents, and each Indemnitee shall be entitled to indemnification under this Article VI without regard to whether Lender or that Indemnitee has exercised any rights against the Property and/or any Improvements or any other security, pursued any rights against any Indemnitee, or pursued any other rights available under the Loan Documents or applicable law. If Borrower consists of more than one person or entity, the obligation of those persons or entities to indemnify the Indemnitees under this Article VI shall be joint and several. The obligations of Borrower to indemnify the Indemnitees under this Article VI shall survive any repayment or discharge of the Loan Obligations, any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, and any release of record of the lien of the Security Instrument.

ARTICLE VII

PAYMENT RESERVES

7.1 Establishment of Payment Reserves. Borrower understands and agrees that, notwithstanding the establishment of the Debt Reserve as herein required, all of the proceeds of the Loan have been, and shall be considered, fully disbursed and shall bear interest and be payable on the terms provided in the Loan Documents.

7.2 Required Repairs. Borrower shall perform or cause Operator to perform all of the repairs to the Property as more particularly set forth on Exhibit B (the “Required Repairs”). The Required Repairs shall be completed in a good and workmanlike manner on or before the “completion date” if any, set forth on Exhibit B for the particular item of the Required Repairs.

7.3 Debt Reserve.

(a) On the Closing Date, if applicable, Borrower shall deposit with Lender, for the purposes of establishing a Debt Reserve for purposes of the payment of the Debt and satisfaction of the Loan Obligations, the amount equal to $100,750.00, to be held as Collateral for the payment of the Debt and satisfaction of the Loan Obligations. Amounts so deposited are referred to as the “Debt Reserve”.

(b) The Debt Reserve shall be disbursed by the Lender and applied to the Debt and other Loan Obligations as determined by Lender during the Term of the Loan. Within ninety (90) days following any disbursement of funds from the Debt Reserve, Borrower shall be obligated to replenish the amount of any such disbursement from the Debt Reserve. Upon payment of the Debt and satisfaction of all other Loan Obligations of Borrower under the Loan Documents, to the extent not disbursed, the Debt Reserve, including any interest earned thereon, shall be refunded to Borrower.

7.4 Security Interest in Payment Reserves.

(a) Lender or its assignee may hold the Payment Reserves in a separate account or accounts at a depository institution or trust company determined by Lender in its sole discretion. Borrower shall not be entitled to interest on any part of the Payment Reserves. As additional security for the payment and performance by Borrower of the Loan Obligations, Borrower hereby unconditionally and irrevocably assigns, conveys, pledges, mortgages, transfers, delivers, deposits, sets over and confirms unto Lender, and hereby grants to Lender, a security interest in all of Borrower’s right, title and interest in (A) the Payment Reserves, (B) the depository or other accounts into which the Payment Reserves have been deposited, (C) all insurance on said accounts, (C) all accounts, contract rights, and general intangibles or other rights and interests pertaining thereto, (E) all sums now or hereinafter therein or represented thereby, (F) all replacements, substitutions or proceeds thereof, (G) all instruments and documents, now or hereafter evidencing the Payment Reserves or such accounts, (H) all powers, options, rights, privileges, and immunities pertaining to the Payment Reserves (including the right to make withdrawals therefrom), and (I) all proceeds of the foregoing. Borrower hereby expressly authorizes and consents to the accounts into which the Payment Reserves have been deposited being held in Lender’s name or the name of any entity servicing the Note for Lender, and hereby acknowledges and agrees that Lender, or at Lender’s election, such servicing agent, shall have exclusive control over said accounts. Notice of the assignment and security interest granted to Lender herein may be delivered by Lender at any time to the financial institution wherein the Payment Reserves have been established, and Lender, or such servicing entity, shall have possession of all passbooks or other evidences of such accounts. Borrower hereby assumes all risk of loss with respect to amounts on deposit in the Payment Reserves. Borrower shall execute and deliver such account control agreements as may be required by Lender to perfect Lender’s lien on and security interest in the Payment Reserves.

(b) During the continuance of an Event of Default, Lender may, but shall not be obligated to, apply at any time the balance then remaining in the Payment Reserves against the Loan Obligations in whatever order Lender shall determine in Lender’s sole and absolute discretion. To the extent Lender withdraws any funds from the Payment Reserves as a result of Borrower’s Default, Borrower shall replenish the Payment Reserves within ninety (90) days of Lender’s written demand. No such application of the Payment Reserves by Lender shall be deemed to cure any Default or Event of Default hereunder except to the extent of the amounts applied, and any such application shall not limit Borrower’s obligation to deposit any deficiency of which Lender gives notice. Upon full payment and performance of the Loan Obligations and in accordance with its terms or at such earlier time as Lender may elect, the balance of the Payment Reserves then in Lender’s possession shall be paid over to Borrower and no other party shall have any right or claim thereto.

(c) Borrower hereby knowingly, voluntarily, and intentionally stipulates, acknowledges and agrees that the advancement of the funds from the Payment Reserves as set forth herein is at Borrower’s direction and is not the exercise by Lender of any right of set off or other remedy upon an Event of Default. Borrower hereby waives all right to withdraw funds from the Payment Reserves, and all rights to receive disbursements from the Payment Reserves except in compliance with the Loan Documents.

(d) During the continuance of an Event of Default, Lender may, without notice or demand (it being expressly agreed by Borrower that Borrower is waiving any notice of acceleration and intent to accelerate) on Borrower, at its option (i) withdraw any and all funds (including, without limitation, interest) then remaining in the Payment Reserves and apply the same, after deducting all reasonable costs and expenses of safekeeping, collection, and delivery (including, but not limited to, reasonable attorneys’ fees, costs, and expenses) to the Loan Obligations in such manner as Lender shall determine in its sole and absolute discretion, (ii) exercise any and all rights and remedies of a secured party under the applicable Uniform Commercial Code, and/or (iii) exercise any other remedies available at law or in equity.

The exercise of any or all of Lender’s right to initiate and complete a judicial or non-judicial foreclosure under the Security Instrument shall not preclude its exercise of its rights under this Article VII.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a) Borrower’s failure to pay the entire amount of the Debt and other Loan Obligations on or before the Maturity Date; or

(b) Borrower’s failure to pay any regularly scheduled monthly installment of principal or interest (other than the amount payable on the Maturity Date) that is payable on the first day of the month pursuant to this Agreement or any Loan Document within 30 days of such payment date; or

(c) The failure to pay prior to delinquency, any Taxes, insurance premiums or payment of money (other than as provided in Section 8.1(a) or (b)) required by the Note, this Agreement, the Security Instrument, or any of the other Loan Documents (other than amounts owed to the Lender by Borrower), within fifteen (15) days after notice from Lender; or

(d) (i) Dissolution of any Loan Party or (ii) any Transfer that is not a Permitted Transfer or otherwise expressly permitted in the this Agreement, the Security Instrument or any of the other Loan Documents); or

(e) The failure of any Loan Party to perform or keep or abide by any term, covenant or term, covenant or condition of any of the Loan Documents (other than as set forth in Section 8.1(a), (b), (c) or (d) ), which can be cured with the payment of money, within fifteen (15) days after notice from Lender; or

(f) The failure of any Loan Party to perform or keep or abide by any term, covenant or term, covenant or condition of any of the Loan Documents (other than as set forth in Section 8.1(a), (b), (c) or (d)), that cannot be cured with the payment of money (but is otherwise susceptible of curing), within thirty (30) days after notice from Lender, provided that if such failure cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such failure, it being agreed that no such extension shall be for a period in excess of sixty (60) days; or

(g) Any Loan Party shall (a) apply for, consent to, acquiesce in, or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business, (d) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws; or

(h) a judgment in excess of $500,000.00 is hereafter awarded against any Loan Party by any court of competent jurisdiction that remains unsatisfied or otherwise in force and effect for a period of sixty (60) days after the date of such award and the enforcement of said judgment against the assets of any Loan Party has not been stayed by an order of a court of competent jurisdiction; or

(i) if any written representation or warranty made to the Lender by any Loan Party is breached or is untrue in any material respect when made and not cured within thirty (30) days of Borrower obtaining knowledge thereof, unless with respect to the foregoing breach or untruth (each, a “Misrepresentation”) (A) such Misrepresentation was not knowingly or intentionally made, (B) Lender has suffered no material losses on account thereof (or Borrower shall have reimbursed Lender for the amount of such losses) nor has the same resulted in a material adverse change, (C) such Misrepresentation can be cured (meaning that the facts and circumstances underlying the applicable Misrepresentation can be changed such that the applicable representation or information as made or delivered will be true and correct), and (D) such Misrepresentation has been so cured within thirty (30) days after the earlier of (1) the date on which Borrower first has actual knowledge that such Misrepresentation exists, and (2) the date on which Lender first notifies Borrower that such Misrepresentation exists; or

(j) any failure to furnish to Lender financial statements and other information required by Section 4.6 when due; provided, however, failure to furnish any financial statements and other information required by pursuant to clauses (e)-(h) of Section 4.6 shall not result in an Event of Default hereunder so long as such information is delivered within twenty (20) days following Lender’s request therefore; or

(k) failure to permit an examination of books and records in accordance with Section 4.8 for five (5) Business Days (or two (2) Business Days in the case of an emergency or if an Event of Default has occurred and is continuing) after written request from Lender; or

(l) the Borrower shall convey, transfer or otherwise divest itself of title to the Property; or

(m) the Borrower or Spence Rd shall encumber the Property or any other Collateral with any Indebtedness other than the Loan Obligations without the prior written approval of Lender which approval may be granted or withheld for any reason or for no reason whatsoever in Lender’s sole and absolute discretion; or

(n) if at any time while the Loan remains outstanding, the revocation or suspension of any Facility License held by Borrower, Operator or Spence Rd or any other material Permit necessary to operate the Business, provided that the foregoing shall not constitute an Event of Default for so long as Borrower, Operator or Spence Rd, as the case may be, is diligently and expeditiously proceeding to cure the such revocation or suspension and no Material Adverse Effect shall have resulted from such revocation or suspension; or

(o) fraud or material and intentional misrepresentation or material and intentional omission by any Loan Party, any of their respective officers, directors, trustees, members, general partners or managers or any Loan Party in connection with (1) the application for or creation of Loan Obligations, (2) any financial statement, financial report, certification, or other report or information required under this Loan Agreement required to be provided to Lender during the term of Loan Obligations; or

(p) if Borrower or any Operator amends, terminates, assigns or otherwise modifies the Lease Agreement in any material respect or any event of default occurs under the terms of the Lease Agreement, or

(q) if Borrower incurs additional Indebtedness without the prior written approval of the Lender, or

(r) Omitted; or

(s) if Borrower or Operator or any lessee of the Property should be assessed fines or penalties in excess of $500,000 in the aggregate in any calendar year by any Governmental Authority with jurisdiction over the Facility that is not satisfied within sixty (60) days after the date of such fines or penalties; or

(t) the receipt by Lender of a written notice from any Loan Party that was sent with the intention of terminating, limiting or restricting the indebtedness secured by the Security Instrument.

Notwithstanding anything in this Section, all requirements of notice shall be deemed eliminated if Lender is prevented from declaring an Event of Default by bankruptcy or other applicable law. The cure period, if any, shall then run from the occurrence of the event or condition of Default rather than from the date of notice.

8.2 Remedies. During the continuance of any one or more of the foregoing Events of Default, Lender may, at its option:

(a) If such Event(s) of Default continue for thirty (30) calendar days, declare the entire unpaid principal and accrued but unpaid interest of the Loan Obligations to be, and the same shall thereupon become, immediately due and payable, without presentment, protest or further demand or notice of any kind (including, without limitation, notice of acceleration and notice of intent to accelerate), all of which are hereby expressly waived; provided, however, that immediately upon an Event of Default arising under Section 8.1(g), the Loan Obligations shall automatically and immediately be due and payable in full; and/or

(b) Proceed to protect and enforce its rights by action at law (including, without limitation, bringing suit to reduce any claim to judgment), suit in equity and other appropriate proceedings including, without limitation, for specific performance of any covenant or condition contained in this Agreement; and/or

(c) Exercise any and all rights and remedies afforded by the laws of the United States, the states in which the Property or other Collateral is located or any other appropriate jurisdiction as may be available for the collection of debts and enforcement of covenants and conditions such as those contained in this Agreement and the Loan Documents; and/or

(d) Exercise the rights and remedies of setoff and/or banker’s lien against the interest of Borrower in and to every account and other property of Borrower which is in the possession of Lender or any Person who then owns a participating interest in the Loan, to the extent of the full amount of the Loan; and/or

(e) Exercise its rights and remedies pursuant to any of the Loan Documents.

Any failure of Lender to make any election of remedies following an Event of Default shall not constitute a waiver of Lender’s right to make the election in the event of any subsequent Event of Default. Borrower: (A) waives all rights and defenses arising out of an election of remedies by Lender even though that election of remedies, such as non-judicial foreclosure with respect to security for Borrower’s obligations, has destroyed each of their rights of subrogation and reimbursement against the other by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise; and (B) waives any right to a fair value hearing or similar proceeding following a nonjudicial foreclosure of the Obligations, whether arising under California Code of Civil Procedure Section 580a or otherwise

8.3 Costs of Collection and Enforcement. Borrower agrees to pay (a) all reasonable attorneys’ fees and other out-of-pocket costs and expenses of any nature incurred by Lender in connection with the enforcement of Lender’s rights and remedies under the Loan Documents, including reasonable attorneys’ fees incurred by Lender; (b) all reasonable attorneys’ fees, as determined by the court, and all other out-of-pocket costs, expenses and fees incurred by Lender in connection with any suit or proceeding instituted to collect the Loan Obligations or to enforce Lender’s and each Lender’s rights and remedies under the Loan Documents, whether or not such suit or proceeding is prosecuted to judgment or conclusion; (c) all reasonable attorneys’ fees and other out-of-pocket costs and expenses incurred by Lender in connection with any bankruptcy, insolvency or reorganization proceeding or receivership involving Borrower or any affiliate of Borrower, including any guarantor, and including all reasonable attorneys’ fees incurred in making any appearances in any such proceeding or in seeking relief from any stay or injunction issued in or arising out of any such proceeding; and (d) all reasonable attorneys’ fees and other out-of-pocket costs and expenses incurred in any appellate proceedings and any post-judgment proceedings to collect or enforce the judgment.

8.4 Offsets. No indebtedness shall be deemed to have been offset or shall be offset or compensated by all or part of any claim, cause of action, counterclaim or cross-claim, whether liquidated or unliquidated, which Borrower now or hereafter may have or may claim to have against Lender. Furthermore, in respect to the present indebtedness of, or any future indebtedness incurred by, Borrower to Lender, Borrower waives, to the fullest extent permitted by law, the benefits of any applicable law, regulation, or procedure which substantially provides that, where cross-demands for money have existed between persons at any point in time when neither demand was barred by the applicable statute of limitations, and an action is thereafter commenced by one such person, the other may assert in his answer the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the answer be barred by the applicable statute of limitations.

ARTICLE IX

MISCELLANEOUS

9.1 Waiver.

(a) No remedy conferred upon, or reserved to, Lender in this Agreement or any of the other Loan Documents is intended to be exclusive of any other remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise of or omission to exercise any right of Lender shall not affect any subsequent right of Lender to exercise the same. No course of dealing between Borrower and Lender or any delay on Lender’s part in exercising any rights shall operate as a waiver of any of Lender’s rights. No waiver of any Default under this Agreement or any of the other Loan Documents shall extend to or shall affect any subsequent or other then existing Default or shall impair any rights, remedies or powers of Lender. If Borrower consists of more than one person or entity, each such person or entity shall be jointly and severally liable for the performance of each of the obligations of Borrower to Lender hereunder. rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Borrower expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property collateral provided by the other Borrowers to secure the Obligations and failure to receive any such notice shall not impair or affect such Borrower’s obligations hereunder or the enforceability of this Agreement or the other Loan Documents or any liens created or granted hereby or thereby.

(b) Borrower hereby waives all of its rights under California Civil Code Section 2822, which provides as follows: “(a) The acceptance, by a creditor, of anything in partial satisfaction of an obligation, reduces the obligation of a surety thereof, in the same measure as that of the principal, but does not otherwise affect it. However, if the surety is liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation that is to be satisfied; and (b) For purposes of this Section and Section 2819, an agreement by a creditor to accept from the principal debtor a sum less than the balance owed on the original obligation, without the prior consent of the surety and without any other change to the underlying agreement between the creditor and principal debtor, shall not exonerate the surety for the lesser sum agreed upon by the creditor and principal debtor.

9.2 Costs and Expenses. Borrower will bear all taxes (other than Excluded Taxes as defined below), fees and expenses (including actual reasonable attorneys’ fees and expenses of counsel for Lender) in connection with, the preparation of this Agreement and the other Loan Documents (including any amendments hereafter made), the administration of the Loan by Lender and in connection with any modifications thereto and the recording of any of the Loan Documents. Borrower will bear the reasonable fees and expenses of administration of the Loan by Lender that are allocated by Lender on a consistent basis among all of its portfolio loans, provided that Borrower shall not be required to bear the cost of any general & administrative expenses. If, at any time, an Event of Default occurs and is continuing or Lender becomes a party to any suit or proceeding in order to protect its interests or priority in any collateral for any of the Loan Obligations or its rights under this Agreement or any of the Loan Documents, or if Lender is made a party to any suit or proceeding by virtue of the Loan, this Agreement or any Collateral and as a result of any of the foregoing (other than as a consequence of a dispute with another lender or participant with respect to the Loan Obligations or another third party (unless such dispute is occasioned by Borrower’s breach of this Agreement or any of the other Loan Documents)), Lender employs counsel to advise or provide other representation with respect to this Agreement, or to collect the balance of the Loan Obligations, or to take any action in or with respect to any suit or proceeding relating to this Agreement, any of the other Loan Documents, any Collateral, Borrower, or to protect, collect, or liquidate any of the security for the Loan Obligations, or attempt to enforce any security interest or lien granted to Lender by any of the Loan Documents, then in any such events, all of the actual reasonable attorney’s fees arising from such services, including attorneys’ fees for preparation of litigation and in any appellate or bankruptcy proceedings, and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower to Lender payable on demand of Lender. Without limiting the foregoing, Borrower has undertaken the obligation for payment of, and shall pay, all recording and filing fees, revenue or documentary stamps or taxes, intangibles taxes, and other taxes, expenses and charges payable in connection with this Agreement, any of the Loan Documents, the Loan Obligations, or the filing of any financing statements or other instruments required to effectuate the purposes of this Agreement (other than Taxes that are (a) imposed on or measured by net income (however denominated), franchise Taxes. or branch profits tax, (b) withholding tax, (c) attributable to a failure to comply with U.S. tax law or (d) withholding tax under the Foreign Account Tax Compliance Act (FATCA) (collectively, “Excluded Taxes”)), and should Borrower fail to do so, Borrower agrees to reimburse Lender for the amounts paid by Lender, together with penalties or interest, if any, incurred by Lender as a result of underpayment or nonpayment. Such amounts shall constitute a portion of the Loan Obligations, shall be secured by the Security Instrument and, to the extent not paid within 15 days of written demand therefor by Lender, shall bear interest at the Default Rate from the date advanced until repaid.

9.3 Performance of Lender. At its option, upon Borrower’s failure to do so after five (5) days' prior written notice, Lender may make any payment or do any act on Borrower’s behalf that Borrower or others are required to do to remain in compliance with this Agreement or any of the other Loan Documents, and Borrower agrees to reimburse Lender, on demand, for any payment made or expense incurred by Lender pursuant to the foregoing authorization, including, without limitation, reasonable attorneys’ fees, and until so repaid any sums advanced by Lender shall constitute a portion of the Loan Obligations, shall be secured by the Security Instrument and shall, to the extent not paid within 15 days of written demand therefor by Lender, bear interest at the Default Rate from the date advanced until repaid.

9.4 Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify and hold harmless the Indemnified Parties (as defined below) from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (other than punitive, consequential, indirect or special damages except to the extent actually awarded in favor of a third party), losses, costs, expenses, diminutions in value (but only to the extent actually realized by an Indemnified Party in connection with a sale of the Property by foreclosure, deed in lieu of foreclosure or other similar exercise of remedies under the Loan Documents or any sale of the Property thereafter), fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense) imposed upon or incurred by or asserted against Lender by reason of: (a) omitted; (b) any amendment to, or restructuring of, the Loan Obligations and/or any of the Loan Documents; (c) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Security Instrument, or the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower or Operator and/or any partner, joint venturer, member or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (d) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (e) any use, nonuse or condition in, on or about the Property, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (f) any failure on the part of Borrower or Operator to perform or comply with any of the terms of this Agreement or any of the other Loan Documents; (g) any claims by any broker, person or entity claiming to have participated in arranging the making of the Loan evidenced by the Note (other than any such person engaged by Lender); (h) any failure of the Property to be in compliance with any applicable laws; (i) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in a Lease or any replacement or renewal thereof or substitution therefore; (j) performance of any labor or services or the furnishing of any materials or other property with respect to the Property, the Improvements or any part thereof; (k) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-b, statement for recipients of proceeds from real estate, broker and barter exchange transactions, which may be required in connection with the Security Instrument, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which the Loan is made; (l) any misrepresentation made to Lender in this Agreement or in any of the other Loan Documents; (m) any tax on the making and/or recording of any of the Security Instrument, the Note or any of the other Loan Documents, other than Excluded Taxes; (n) the violation of any requirements of the Employee Retirement Income Security Act of 1974, as amended; (o) any fines or penalties assessed or any corrective costs incurred by Lender if the Facility or any part of the Property is determined to be in violation of any covenants, restrictions of record, or any applicable laws, ordinances, rules or regulations; or (p) the enforcement by any of the Indemnified Parties of the provisions of this Section 9.4. The foregoing to the contrary notwithstanding, Borrower shall not have any obligation to indemnify an Indemnified Party under this Section 9.4 with respect to any liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Any amounts payable to Lender by reason of the application of this Section 9.4 shall become immediately due and payable, and shall constitute a portion of the Loan Obligations, shall be secured by any of the Security Instrument, and, to the extent not paid within 15 days of written demand therefor by Lender, shall accrue interest. The obligations and liabilities of Borrower under this Section 9.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Security Instrument. For purposes of this Section 9.4, the term “Indemnified Parties” means Lender and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by any of the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, without limitation, any investor in any securities backed in whole or in part by the Loan) as well as the respective directors, officers, shareholder, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, without limitation, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Security Instrument or as a part of or following a foreclosure of the Loan and including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

9.5 Headings. The headings of the Sections of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

9.6 Survival of Covenants. All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Lender, notwithstanding any investigation made by or on behalf of Lender, and shall survive the execution and delivery to Lender of the Note and this Agreement.

9.7 Notices, etc. Any notice or other communication required or permitted to be given by this Agreement or the other Loan Documents or by applicable law shall be in writing and shall be deemed received: (a) on the date delivered, if sent by hand delivery (to the person or department if one is specified below) with receipt acknowledged by the recipient thereof; (b) three (3) Business Days following the date deposited in U.S. mail, postage prepaid, certified or registered, with return receipt requested; or (c) one (1) Business Day following the date deposited with Federal Express or other national overnight carrier, and in each case addressed as follows:

If to Borrower:	Lowell SR LLC c/o Indus Holding Company 20 Quail Run Circle Salinas, California 93907 Attention: Brian Shure Email: brian.shure@lowellfarms.com

with a copy to:	Akerman LLP 1251 Avenue of the Americas, 37th Floor New York, New York 10020 Attention: Kenneth G. Alberstadt Email: kenneth.alberstadt@akerman.com
If to Lender:	Viridescent Realty Trust, Inc. c/o Viridescent Capital Partners 10242 Greenhouse Road Building 1201 Cypress, Texas 77433 Attention: Dante Domenichelli Email: DDomenichelli@viridescentcapital.com

with a copy to:	Seyfarth Shaw LLP Seaport East Two Seaport Lane, Suite 300 Boston, Massachusetts 02210 Attention: Robert Edgerton, Esq. Email: redgerton@seyfarth.com

Any party may change its or its attorney address to another single address by notice given as herein provided, except any change of address notice must be actually received in order to be effective.

9.8 Benefits and Information Sharing. All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. No Person other than Borrower and Lender shall be entitled to rely upon this Agreement or be entitled to the benefits of this Agreement. Lender may share with any Affiliates, any and all financial and other information about the Loan Parties obtained by Lender in connection with the Loan, and the Loan Parties hereby authorizes such information sharing.

9.9 Supersedes Prior Agreements; Counterparts. This Agreement and the other Loan Documents referred to herein supersede and incorporate all representations, promises, and statements, oral or written, made by Borrower, Lender in connection with the Loan. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of Borrower and Lender. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, but such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in pdf format) will be effective as delivery of a manually executed counterpart to this Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the parties.

9.10 Loan Agreement Governs. The Loan is governed by terms and provisions set forth in this Agreement and the other Loan Documents and in the event of any irreconcilable conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement shall control; provided, however, in the event there is any apparent conflict between any particular term or provision which appears in both this Agreement and the other Loan Documents and it is possible and reasonable for the terms of both this Agreement and the Loan Documents to be performed or complied with then (except with respect to the Maturity Date or any extension thereof, in which case this Agreement shall be controlling) notwithstanding the foregoing both the terms of this Agreement and the other Loan Documents shall be performed and complied with.

9.11 CONTROLLING LAW. THE PARTIES HERETO AGREE THAT THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA AND THE PARTIES HERETO SUBMIT (AND WAIVE ALL RIGHTS TO OBJECT) TO NON-EXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF CALIFORNIA, FOR THE ENFORCEMENT OF ANY AND ALL OBLIGATIONS UNDER THE LOAN DOCUMENTS EXCEPT THAT IF ANY SUCH ACTION OR PROCEEDING ARISES UNDER THE CONSTITUTION, LAWS OR TREATIES OF THE UNITED STATES OF AMERICA, OR IF THERE IS A DIVERSITY OF CITIZENSHIP BETWEEN THE PARTIES THERETO, SO THAT IT IS TO BE BROUGHT IN A UNITED STATES DISTRICT COURT, IT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA OR ANY SUCCESSOR FEDERAL COURT HAVING ORIGINAL JURISDICTION.

9.12 WAIVER OF JURY TRIAL. BORROWER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF LENDER AND/OR BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AGREES THAT LENDER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT OF BORROWER IRREVOCABLY TO WAIVE ITS RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF LENDER TO MAKE THE LOAN, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) AMONG BORROWER, LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.13 Intentionally Omitted.

9.14 Patriot Act Compliance.

(a) Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction of the Borrower and the Property, including those relating to money laundering and terrorism, in each case to the extent constituting Limited Governmental Requirements. In the event that the Borrower fails to comply with such Limited Governmental Requirements, then Lender may, at its option, cause the Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Security Instrument and the other Loan Documents and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(b) Neither the Borrower nor any partner, member, shareholder or other constituent (each a “Constituent of Borrower”) or a partner, member or shareholder of a Constituent of Borrower nor any owner of a direct or indirect interest in the Borrower (i) is listed on any Government Lists (as defined below), (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (iv) is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or the (v) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.

9.15 Secondary Market Transactions.

(a) Right to Sell. Lender shall have the unrestricted right at any time or from time to time, and without Borrower’s or any other Loan Party’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions domiciled in the United States of America (each, an “Assignee”), and Borrower and each other Loan Party agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender shall deem necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the Note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent; provided, however, no assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective until such Lender shall have provided Borrower with written notice of such transfer.

(b) Right to Participate. Lender reserves the right to transfer and assign the Loan, or portion thereof, or participation interests therein, but no such transfer or sale of participation interests shall affect or limit the rights and obligations of Lender, Borrower, Operator and Guarantor as set forth in the Loan Agreement. Lender may disclose to, or share with, any actual or prospective transferee or participant all information, including, but not limited to, financial information, in Lender’s possession regarding the Loan, Borrower, any other Loan Party, or the Facility.

9.16 Construction. Captions in this Agreement are included solely for convenience and are not to be referred to in construing or interpreting this Agreement. Defined terms may be used in the singular or the plural, as the context requires. All references to time of day mean the then applicable time in New York, New York, unless otherwise expressly provided. Each reference in this Agreement to a particular section is a reference to a section of this Agreement unless otherwise expressly indicated. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or”. Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months. If any portion of this Agreement is declared invalid, illegal or unenforceable by any court of competent jurisdiction, such portion shall be deemed severed from this Agreement and the remaining portions shall continue in full force and effect. Time is strictly of the essence of each and every provision of this Agreement. This Agreement shall be governed by and interpreted and enforced under the laws of the United States and the regulations, rules, orders, requirements and policies of any federal departments, offices, bureaus, boards and other agencies, instrumentalities and authorities that have jurisdiction over Lender or this Agreement to the extent that Lender or this Agreement is subject to or governed by such federal laws, regulations, rules, orders, requirements and policies.

9.17 No Partnership. Borrower acknowledges and agrees that the provisions of this Agreement shall not create a partnership, joint venture or any other relationship among the Borrower, Lender except the relationship of borrower and lender. Accordingly, nothing contained in this Agreement or in the other Loan Documents shall obligate or be deemed to obligate Lender to pay any costs, fees or expenses of the Property, or to reimburse Borrower for any such costs or otherwise. In addition, nothing in this Agreement or in any of the other Loan Documents shall be deemed to imply that Lender is an owner or operator of the Property or any business or businesses located thereon or in connection therewith and Lender shall not be deemed to control or review Borrower’s ownership or operation of the Property, or any business or businesses located thereon or in connection therewith.

9.18 Financing Statements. Borrower agrees that Lender may file UCC-1 Financing Statements with the following description of the Collateral or a substantially similar description: “ALL ASSETS OF THE DEBTOR, WHEREVER LOCATED, WHETHER NOW OWNED OR EXISTING OR HEREAFTER ACQUIRED OR ARISING, TOGETHER WITH ALL PROCEEDS THEREOF.”

9.19 Press Releases. Borrower hereby consents to all news releases, publicity or advertising by Lender, through any media intended to reach the general public, which refers to the Loan Documents or financing evidenced by the Loan Documents, to the Borrower or any of its Affiliates.

9.20 Change in Law. If any change in law, request, rule, guideline or directive of any Governmental Authority enacted after the date hereof to the extend binding on Lender (whether or not having the force of law), or required compliance therewith by such Lender (or any corporation controlling such Lender) (collectively, a “Change in Law”), has the effect of increasing such Lender’s cost of making, issuing, funding or maintaining any extension of credit hereunder or committing to do any of the foregoing, or increasing the amount of capital or liquidity required or expected to be maintained by such Lender (or such corporation) or reducing the rate of return on capital (taking into legal and regulatory obligations relating to capital adequacy and liquidity) as a consequence of its obligations under any Loan Document, then, in each case, the Borrower agrees, upon demand by such Lender (which demand shall be accompanied by a written statement setting forth the basis for such demand and a statement as to the method of the calculation of the amount thereof in reasonable detail), to pay to such Lender additional amounts sufficient to compensate such Lender for such increased costs, increased capital or liquidity requirements or reduced rate of return, as the case may be, provided that no such payment of additional amounts shall be required with as a result of any Change in Law with respect to Excluded Taxes.

9.21 Applicability of Cannabis Laws. Borrower and Lender hereby acknowledge (x) that the production, sale, manufacture, possession, and use of cannabis is illegal under Federal Cannabis Laws and other United States federal laws, rules, and regulations, including (a) the investment in a company engaging in such activities, (b) making a loan to a company engaging in such activities, and (c) entering into a transaction with a company engaging such activities, and (y) that some or all of the Loan Documents and some or all of the transactions contemplated thereby may violate or be in violation of Federal Cannabis Laws other United States federal laws, rules, and regulations concerning marijuana or cannabis. Given the foregoing and notwithstanding Federal Cannabis Laws and other United States federal laws, rules, and regulations, the Parties hereby (i) expressly waive any defense to the enforcement of the terms and conditions of this Agreement and the other Loan Documents based upon non-conformance with or violation of applicable laws relating to cannabis and the cannabis industry and (ii) no such violations of Federal Cannabis Laws or other United States federal laws, rules, and regulations shall render this Agreement, the other Loan Documents, or any of the terms and conditions thereof null, void, or otherwise unenforceable, to the extent permitted by applicable legal requirements.

SIGNATURES AND ACKNOWLEDGEMENTS ON
FOLLOWING PAGES

IN WITNESS WHEREOF, the Borrower and Lender have caused this Agreement to be properly executed, by their respective duly authorized representatives, as of the date first above written.

BORROWER:

LOWELL SR LLC By: /s/ Mark Ainsworth Name: Mark Ainsworth Title: Chief Executive Officer

LENDER: VIRIDESCENT REALTY TRUST, INC. By: /s/ Dante Domenichelli Name: Dante Domenichelli Title: Chief Operating Officer

EXHIBIT A

LEGAL DESCRIPTION

The land situated in an unincorporated area known as Salinas, the County of Monterey, State of California, and as described as follows:

Parcel I:

Parcel 1, in the Unincorporated Area in the County of Monterey, State of California, as shown and designated on that certain Parcel Map filed March 16, 1977 in Volume 11 of Parcel Maps, at Page 85, records of Monterey County.

Excepting therefrom that mobile home located thereon.

Parcel II:

A non-exclusive right of way, for road and utility purposes, over the Northeasterly 30 feet of the 60 foot right of way along the Northeasterly line of Parcel 1, as shown on said map referred to hereinabove, adjacent to said Parcel 1.

Parcel III:

A non-exclusive right of way 60 feet wide, for drainage purposes, over and across the 60 foot right of way along the Northeasterly line of Parcel 2, as shown on said map referred to hereinabove, and extending from the most Northerly corner of Parcel 1 to the most Northerly corner of Parcel 2, as said right of way and Parcels are shown on the Parcel Map referred to in Parcel I above.

Parcel IV:

A non-exclusive right of way 60 feet wide, for drainage purposes, over and across the 60 foot right of way along the Northeasterly line of Parcel B, and extending from the most Northerly corner of Parcel A to the most Northerly of Parcel B, as said right of way and parcels are shown on that certain Parcel Map filed February 29, 1975 in Volume 8 of Parcel Maps, at Page 62, Records of Monterey County.

Parcel V:

A non-exclusive right of way 60 feet wide, for drainage purposes, along a Northwesterly and Northeasterly line of Parcel B, as said Parcel is shown on the Parcel Maps recorded February 28, 1975 in Volume 8 of Parcel Maps, at Page 62, the centerline of said right of way beginning at the most Easterly North corner of said Parcel B, thence S. 52’ 45’ West, along said Northwesterly Lot Line, 490.90 feet; thence N. 66° 57’ 35’, along said Northeasterly Lot Line, 621.71 feet to the most Westerly North corner of said Parcel B

EXHIBIT B

POST CLOSING REPAIRS

None.

EXHIBIT C

AMORTIZATION SCHEDULE

(See attached)

	Close Date	6/29/2021
	Next payment Date	7/1/2021
	Loan Amount	$9,360,000
	Loan Interest Rate	12.50%
	Balloon	$4,500,000
	Amort (m)	120

Days	P	Date	Balance	Principal	Interest	Debt Service
	0	6/29/2021	$9,360,000
2	1	7/1/2021	$9,360,000		$6,500.00	$6,500.00
31	2	8/1/2021	$9,360,000		$100,750.00	$100,750.00
31	3	9/1/2021	$9,360,000		$100,750.00	$100,750.00
30	4	10/1/2021	$9,360,000		$97,500.00	$97,500.00
31	5	11/1/2021	$9,360,000		$100,750.00	$100,750.00
30	6	12/1/2021	$9,360,000		$97,500.00	$97,500.00
31	7	1/1/2022	$9,360,000		$100,750.00	$100,750.00
31	8	2/1/2022	$9,360,000		$100,750.00	$100,750.00
28	9	3/1/2022	$9,360,000		$91,000.00	$91,000.00
31	10	4/1/2022	$9,360,000		$100,750.00	$100,750.00
30	11	5/1/2022	$9,360,000		$97,500.00	$97,500.00
31	12	6/1/2022	$9,360,000		$100,750.00	$100,750.00
30	13	7/1/2022	$9,335,453		$97,500.00	$97,500.00
31	14	8/1/2022	$9,310,905	$24,547.30	$100,485.78	$125,033.07
31	15	9/1/2022	$9,286,102	$24,803.00	$100,221.55	$125,024.55
30	16	10/1/2022	$9,261,041	$25,061.36	$96,730.23	$121,791.60
31	17	11/1/2022	$9,235,719	$25,322.42	$99,684.82	$125,007.24
30	18	12/1/2022	$9,210,132	$25,586.19	$96,205.40	$121,791.60
31	19	1/1/2023	$9,184,280	$25,852.72	$99,136.84	$124,989.56
31	20	2/1/2023	$9,158,158	$26,122.02	$98,858.57	$124,980.58
28	21	3/1/2023	$9,131,764	$26,394.12	$89,037.64	$115,431.77
31	22	4/1/2023	$9,105,095	$26,669.06	$98,293.29	$124,962.35
30	23	5/1/2023	$9,078,148	$26,946.86	$94,844.73	$121,791.60
31	24	6/1/2023	$9,050,920	$27,227.56	$97,716.17	$124,943.73
30	25	7/1/2023	$9,023,409	$27,511.18	$94,280.42	$121,791.60
31	26	8/1/2023	$8,995,611	$27,797.75	$97,126.97	$124,924.73
31	27	9/1/2023	$8,967,524	$28,087.31	$96,827.76	$124,915.07
30	28	10/1/2023	$8,939,144	$28,379.89	$93,411.71	$121,791.60
31	29	11/1/2023	$8,910,468	$28,675.51	$96,219.95	$124,895.47
30	30	12/1/2023	$8,881,494	$28,974.22	$92,817.38	$121,791.60
31	31	1/1/2024	$8,852,218	$29,276.03	$95,599.42	$124,875.45
31	32	2/1/2024	$8,822,637	$29,580.99	$95,284.29	$124,865.28
29	33	3/1/2024	$8,792,748	$29,889.13	$88,839.06	$118,728.18
31	34	4/1/2024	$8,762,548	$30,200.47	$94,644.16	$124,844.63
30	35	5/1/2024	$8,732,033	$30,515.06	$91,276.54	$121,791.60
31	36	6/1/2024	$8,701,200	$30,832.92	$93,990.63	$124,823.55
30	37	7/1/2024	$8,670,046	$31,154.10	$90,637.50	$121,791.60
31	38	8/1/2024	$8,638,567	$31,478.62	$93,323.41	$124,802.03
31	39	9/1/2024	$8,606,760	$31,806.53	$92,984.57	$124,791.10
30	40	10/1/2024	$8,574,623	$32,137.84	$89,653.75	$121,791.60
31	41	11/1/2024	$8,542,150	$32,472.61	$92,296.28	$124,768.90
30	42	12/1/2024	$8,509,339	$32,810.87	$88,980.73	$121,791.60
31	43	1/1/2025	$8,476,186	$33,152.65	$91,593.58	$124,746.23
31	44	2/1/2025	$8,442,688	$33,497.99	$91,236.73	$124,734.72
28	45	3/1/2025	$8,408,841	$33,846.93	$82,081.69	$115,928.62
31	46	4/1/2025	$8,374,642	$34,199.50	$90,511.84	$124,711.33
30	47	5/1/2025	$8,340,086	$34,555.74	$87,235.85	$121,791.60
31	48	6/1/2025	$8,305,171	$34,915.70	$89,771.76	$124,687.46
30	49	7/1/2025	$8,269,891	$35,279.40	$86,512.19	$121,791.60
31	50	8/1/2025	$8,234,244	$35,646.90	$89,016.19	$124,663.09
31	51	9/1/2025	$8,198,226	$36,018.22	$88,632.49	$124,650.71
30	52	10/1/2025	$8,161,833	$36,393.41	$85,398.19	$121,791.60
31	53	11/1/2025	$8,125,060	$36,772.51	$87,853.06	$124,625.57
30	54	12/1/2025	$8,087,905	$37,155.55	$84,636.04	$121,791.60
31	55	1/1/2026	$8,050,362	$37,542.59	$87,057.31	$124,599.90
31	56	2/1/2026	$8,012,428	$37,933.66	$86,653.20	$124,586.86
28	57	3/1/2026	$7,974,099	$38,328.80	$77,898.61	$116,227.41
31	58	4/1/2026	$7,935,371	$38,728.06	$85,832.32	$124,560.38
30	59	5/1/2026	$7,896,240	$39,131.48	$82,660.12	$121,791.60
31	60	6/1/2026	$7,856,701	$39,539.10	$84,994.25	$124,533.35
28	61	6/29/2026	$0	$7,856,700.86	$76,384.59	$7,933,085.45

EXHIBIT D

PERMITTED ENCUMBRANCES

(See attached)

SCHEDULE 3.17

ORGANIZATIONAL CHART OF EACH LOAN PARTY

(See attached)